Exhibit 1

Development Bank of Japan Inc.

This description of the Development Bank of Japan Inc. is dated September 10, 2012 and appears as Exhibit 1 to its Annual Report on Form 18-K filed with the U.S. Securities and Exchange Commission.

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF DEVELOPMENT BANK OF JAPAN INC.

FURTHER INFORMATION

This document appears as an exhibit to the Annual Report on Form 18-K of Development Bank of Japan Inc. (“DBJ”) filed with the U.S. Securities and Exchange Commission (the “Commission”). Additional information with respect to DBJ is available in such Annual Report, in the other exhibits to such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments may be inspected and copied at the public reference facilities maintained by the Commission at: 100 F Street, N.E., Washington, D.C. 20549. Information regarding the operations of the public reference room can be obtained by calling the Commission at 1-800-SEC-0330. Copies of such documents may also be obtained from DBJ by telephoning 813-3244-1820. Such Annual Report, exhibits and amendments are also available through the Commission’s Internet website at http://www.sec.gov.

In this document all amounts are expressed in Japanese Yen (“¥” or “yen”), except as otherwise specified. The spot buying rate quoted on the Tokyo Foreign Exchange Market on September 7, 2012, as reported by The Bank of Japan at 5:00 p.m., Tokyo time, was ¥78.93=$1.00, and the noon buying rate on August 31, 2012 for cable transfers in New York City payable in yen, as reported by the Federal Reserve Bank of New York, was ¥78.30=$1.00.

References to fiscal years of DBJ are to the 12-month periods commencing on April 1 of the year indicated.

Unless otherwise indicated, all amounts are presented on a basis consistent with the audited consolidated financial statements of DBJ, which have been prepared in accordance with generally accepted accounting principles in Japan (“Japanese GAAP”) and which are included in this document.

In this document, where information is presented in thousands, millions or billions of yen or thousands, millions or billions of dollars, amounts of less than one thousand, one million or one billion, as the case may be, have been truncated unless otherwise specified. All percentages have been rounded to the nearest percent, one-tenth of one percent or one-hundredth of one percent, as the case may be, except as otherwise indicated. In some cases, figures presented in tables in this document may not add up due to such truncating or rounding.

CAPITALIZATION

The following table sets out the consolidated capitalization and indebtedness of DBJ as of March 31, 2012, which has been extracted without material adjustment from DBJ’s audited consolidated balance sheet as of the same date:

As of March 31, 2012
(millions of yen)
Borrowings:
Debentures(1)(2)	¥3,130,495
Borrowed Money	9,170,553
Commercial Paper	50,999
Corporate Bonds(3)(4)	541,327

Total Borrowings(5)(7)	12,893,376
Equity:
Common Stock
Authorized — 160,000,000 shares
Issued and outstanding — 43,632,360 shares(6)	1,187,788
Capital Surplus	1,060,466
Retained Earnings	159,606
Unrealized Gain on Available-for-sale Securities	19,313
Deferred Gain on Derivatives under Hedge Accounting	27,711
Foreign Currency Translation Adjustments	(149)
Minority Interests	6,329

Total Equity	2,461,065

Total Borrowings and Equity(6)(7)	¥15,354,441

Notes:

(1)	“Debentures” means all bonds and notes which were issued previously by the Predecessor (as defined below) and government-guaranteed bonds which were issued by DBJ after October 1, 2008.
(2)	DBJ has issued an aggregate principal amount of ¥30,000 million of government-guaranteed bonds since March 31, 2012.
(3)	“Corporate Bonds” means non-guaranteed bonds and notes which were issued by DBJ after October 1, 2008.
(4)	DBJ has issued an aggregate principal amount of ¥219,680 million of non-guaranteed bonds and notes since March 31, 2012.
(5)	Includes current maturities.
(6)	See “Business — Operations — Crisis Response Business” for details of the increase in capital during the year ended March 31, 2012.
(7)	Other than as described above, there has been no material change in DBJ’s capitalization and indebtedness since March 31, 2012.

RECENT DEVELOPMENTS

Consolidated Results for the Years Ended March 31, 2011 and 2012

The following table sets out selected historical audited consolidated financial information of DBJ for the financial years ended March 31, 2011 and 2012, prepared in accordance with Japanese GAAP:

	Year Ended March 31,
	2011	2012
	(in millions of yen)
Total Income	¥363,846	¥330,213
Interest Income	298,929	277,360
Fees and Commissions	9,998	9,461
Other Operating Income	12,642	5,522
Other Income	42,275	37,868
Total Expenses	259,464	220,009
Interest Expense	172,231	155,517
Fees and Commissions	607	551
Other Operating Expenses	12,012	2,622
General and Administrative Expenses	36,708	37,870
Other Expenses	37,903	23,447
Income (Loss) before Income Taxes and Minority Interests	104,381	110,204
Net Income (Loss)	101,583	77,313
Total Comprehensive Income	111,343	97,382

Net interest income for the year ended March 31, 2012 amounted to ¥121,843 million, a decrease of ¥4,854 million, or 3.8%, compared to ¥126,698 million for the year ended March 31, 2011, reflecting, among other things, a slight decline in interest rate margins.

Net fees and commissions income for the year ended March 31, 2012 amounted to ¥8,909 million, a decrease of ¥481 million, or 5.1%, compared to ¥9,390 million for the year ended March 31, 2011. This decrease reflected, among other things, a decrease in fees relating to guarantees.

Net other operating income for the year ended March 31, 2012 amounted to ¥2,900 million, compared to net other operating income of ¥629 million recorded for the year ended March 31, 2011. This principally reflected an increase of gains relating to real estate related bonds.

Other income for the year ended March 31, 2012 amounted to ¥37,868 million, a decrease of ¥4,406 million, or 10.4%, compared to ¥42,275 million for the year ended March 31, 2011, principally reflecting a decrease of gains on sales of equities and other securities from ¥12,471 million for the year ended March 31, 2011 to ¥3,634 million which was recorded in the year ended March 31, 2012. Other expenses for the year ended March 31, 2012 amounted to ¥23,447 million, a decrease of ¥14,455 million, or 38.1%, compared to ¥37,903 million for the year ended March 31, 2011, principally reflecting a decrease of write-off of equities, from ¥15,188 million for the year ended March 31, 2011 to ¥6,867 million was recorded in the year ended March 31, 2012.

As a result of the above, income before income taxes and minority interests amounted to ¥110,204 million for the year ended March 31, 2012, an increase of ¥5,822 million, or 5.6%, compared to ¥104,381 million for the year ended March 31, 2011.

Upon DBJ becoming a joint stock corporation on October 1, 2008, it became liable to payment of Japanese taxes. For the year ended March 31, 2012, net income taxes amounted to ¥31,932 million, a significant increase from ¥1,315 million for the year ended March 31, 2011, due to a decrease of non-taxable income. As a result, for the year ended March 31, 2012, DBJ’s net income amounted to ¥77,313 million, a decrease of ¥24,270 million, or 23.9%, compared to ¥101,583 million for the year ended March 31, 2011.

Certain Non-Consolidated Financial Measures (prepared under Japanese GAAP)

DBJ’s gross operating profit for the year ended March 31, 2012 amounted to ¥133,304 million, a decrease of ¥519 million, or 0.388%, compared to ¥133,823 million for the year ended March 31, 2011. For the year ended March 31, 2012, DBJ’s actual net operating profit amounted to ¥96,723 million, a decrease of ¥1,792 million, or 1.819%, compared to ¥98,516 million for the year ended March 31, 2011.

Capital Ratio

DBJ’s consolidated total capital ratio as of March 31, 2012 as measured pursuant to the standards (international standards) established by the Japanese Ministry of Finance and the Japanese Financial Services Agency, which are based on the standards proposed by the Bank for International Settlements (the “consolidated total capital ratio”), came to 18.56%, compared to 20.50% as of March 31, 2011.

Recent Developments Regarding Privatization of DBJ

DBJ was established on October 1, 2008 (by having transferred to it materially all of the assets of the Development Bank of Japan (the predecessor to DBJ) (the “Predecessor”) by way of contribution in kind and assuming materially all of the rights and all of the liabilities of the Predecessor) pursuant to the Development Bank of Japan Inc. Act (Act No. 85 of 2007, as amended) (the “New DBJ Act”), which was passed by the Japanese Diet at its ordinary session on June 6, 2007 and came into effect on June 13, 2007, as part of the reforms of special public institutions promulgated by the Japanese Government under the Act Concerning Promotion of Administrative Reform for Realizing the Simple and Effective Government (Act No. 47 of 2006, as amended), which was approved by the Japanese Diet in May 2006.

As originally enacted, the New DBJ Act contemplated full privatization of DBJ over a period of approximately five to seven years from its establishment on October 1, 2008. During that time period, the New DBJ Act (as originally enacted) provided that the Japanese Government would dispose of all of the common stock of DBJ that it currently owns (the “full privatization”), and that steps would be taken to abolish the New DBJ Act promptly after the full privatization.

In order to make a smooth transition from the financing structure of the Predecessor that relied primarily on financing backed by the Japanese Government credit to a stable financing structure without such backing, during the transition period DBJ is permitted to borrow from the Japanese Government and to issue government-guaranteed bonds. Also, the Japanese Government’s guarantee of the Predecessor’s guaranteed bonds has continued (and will continue) unchanged after its obligations and liabilities thereunder were transferred to DBJ.

DBJ’s crisis response business has been active through the end of March 2011 due to the ongoing effects of the global financial and economic crises that began in autumn 2008. In addition, DBJ commenced crisis response operations relating to the March 2011 earthquake on March 12, 2011 (see “Business – Operations – Crisis Response Business”). Against such background, on June 26, 2009, the Japanese Diet approved the Act for Partial Amendment of the Development Bank of Japan Inc. Act (Act No. 67 of 2009, as amended) (the “Amendment Act”), which, as part of the response to economic and financial crises promulgated by the Japanese Government, enables the Japanese Government to strengthen DBJ’s financial base through capital injections up to the end of March 2012. In accordance therewith, DBJ has increased its capital by ¥103,232 million and ¥77,962 million on September 24, 2009 and March 23, 2010, respectively. In addition, the targeted timing for the full privatization of DBJ has been extended to approximately five to seven years from April 1, 2012 subsequently under the Amendment Act. The targeted timing was further extended to approximately five to seven years from April 1, 2015 in accordance with the Act Concerning Extraordinary Expenditure and Assistance to Cope with Great East Japan Earthquake (Act No. 40 of 2011, as amended) (the “Extraordinary Expenditure Act”). Further, the Amendment Act provides that the Japanese Government is to review the organization of DBJ, including the Japanese Government’s holding of DBJ’s share capital, by the end of the fiscal year ending March 31, 2012, which was extended to the end of the fiscal year ending March 31, 2015 by the Extraordinary Expenditure Act, and until such time, the Japanese Government will not be disposing of its holding of DBJ’s share capital.

Relevant provisions of the Supplementary Provisions to the New DBJ Act after the amendment pursuant to the Amendment Act and the Extraordinary Expenditure Act, and the Supplementary Provisions to the Amendment Act after the amendment pursuant to the Extraordinary Expenditure Act, are set out below:

(Excerpt from Supplementary Provisions to the New DBJ Act after the amendment pursuant to the Amendment Act and the Extraordinary Expenditure Act)

Article 2	Disposition of Government-Owned Shares

1.	Pursuant to Article 6, Paragraph 2 of the Act Concerning Promotion of Administrative Reform for Realizing the Simple and Effective Government (Act No. 47 of 2006), the Government shall make efforts to reduce the number of shares held by it in the Corporation (hereinafter in the following Paragraph and the Article 3 of the Supplementary Provisions referred to as “Government-Owned Shares”), taking into account the market situation, and shall dispose all of them in approximately five to seven years from April 1, 2015.

Article 2-2	Capital Contribution by the Government

The Government may make capital contributions to the Corporation, to the extent of the amount approved by the budget, whenever the Government deems necessary for the smooth implementation of the crisis response business, until March 31, 2015.

Article 2-3	Issue of the Government Bonds

1.	The Government may issue the Government Bonds to use for securement of capital that become necessary to secure soundness of financial conditions of the Corporation in performing crisis response business set forth in Article 2, Item (5) of the Japan Finance Corporation Act (Act No. 57 of 2007) (hereinafter referred to as the “crisis response business”), until March 31, 2015.

2.	The Government, as set forth in the immediately preceding Paragraph, shall issue the Government Bonds and deliver them to the Corporation to the extent of the amount approved by the budget.

Article 2-4	Redemption of the Government Bonds

1.	The Corporation may request the redemption of the Government Bonds delivered as set forth in Paragraph 2 of the immediately preceding Article, only within the amount calculated as stipulated by the Ministry of Finance Ordinance that become necessary as the amount of capital in response to the increase of assets related to its crisis response business (limited to those conducted by March 31, 2015).

(Excerpt from Supplementary Provisions to the Amendment Act after the amendment pursuant to the Extraordinary Expenditure Act)

Article 2	Deliberation

1.	By the end of fiscal year 2014, the Government shall review the organization of the Corporation, taking into account the status of investments in Development Bank of Japan Inc. (hereinafter “the Corporation”) under the provisions of Article 2-2 of the Supplementary Provisions to the Development Bank of Japan Inc. Act as amended by this Act (including cases where applied after changing to read in Article 36 of the Act Concerning Extraordinary Expenditure and Assistance to Cope with Great East Japan Earthquake (Act No. 40 of 2011)); the redemption of Government bonds under the provisions of Article 2-4, paragraph 2 of the Supplementary Provisions to the Development Bank of Japan Inc. Act as amended by this Act; the conduct of crisis response business by the Corporation (this refers to crisis response business conducted under the provisions of Article 2, item 5 of the Japan Finance Corporation Act (Act No. 57 of 2007); same hereinafter); and changes in socioeconomic and other circumstances. This review, from a point of view of the Government’s practice of maintaining a certain level of involvement in the Corporation, such as by consistently holding more than one-third of the Corporation’s issued shares, is meant to ensure that the Corporation’s crisis response business are properly implemented; it shall include a consideration of the Corporation’s crisis response business and, based on that, of the Government’s holding of stock in the Corporation. The Government shall take necessary measures based on its findings.

2.	Notwithstanding the provisions of Article 6, paragraph 2 of the Act Concerning Promotion of Administrative Reform for Realizing the Simple and Effective Government (Act No. 47 of 2006) as amended under the provisions of the following Article and of Article 2, paragraph 1 of the Supplementary Provisions to the Development Bank of Japan Inc. Act as amended by this Act, the Government shall not dispose of its shares in the Corporation prior to taking the measures described in the preceding paragraph.

BUSINESS

History

DBJ was established on October 1, 2008 as a joint stock corporation under the Company Act of Japan (Act No. 86 of 2005, as amended) (the “Company Act”), as part of the Japanese Government’s efforts to reform policy finance. DBJ is the successor to the Predecessor. The Predecessor was a governmental financial institution established on October 1, 1999 under the Development Bank of Japan Act.

The Japanese Government currently owns all issued shares of DBJ’s common stock. Under the New DBJ Act, DBJ is subject to the Japanese Government control and supervision primarily through the Minister of Finance. See “– Government Control and Supervision” below.

DBJ is currently in the process of being privatized. See “Recent Developments – Recent Development Regarding Privatization of DBJ”.

Purpose and Authority

DBJ’s name and basic mission are provided by the New DBJ Act. The New DBJ Act provides that DBJ’s purpose is to maintain the foundations of investment and financing functions of long-term business funds, which previously were carried out by the Predecessor, by conducting business activities utilizing the methods of combining investments and financing and other sophisticated financial methodologies, while maintaining the autonomy of management with the goal of realizing full-scale privatization, thereby contributing to smooth supply of funds to those who need long-term business funds, as well as to the sophistication of financial functions.

Under the New DBJ Act, the activities of DBJ include providing loans and guarantees to, and making equity investments in, projects and entities in need of long term business funds. Consistently with the New DBJ Act, DBJ considers whether or not to provide long-term financing and related services to a qualified project or entity in need of long term business funds which meets relevant criteria, including financial viability.

DBJ raises funds mainly by borrowing from the Japanese Government and private financial institutions, and also issuing both Japanese-Government guaranteed bonds and non-guaranteed bonds. DBJ raised funds by borrowing from Japan Finance Corporation (“JFC”) in relation to crisis response business.

Government Control and Supervision

Under the New DBJ Act, DBJ is subject to Japanese Government control and supervision primarily through the Minister of Finance. Such supervision encompasses key matters such as appointment and retention of representative directors, adoption of an annual business plan, adoption of an annual basic policy regarding issuance of bonds and Development Bank of Japan Inc. bonds and borrowings, adoption of annual debt repayment plans, ownership of subsidiaries involved in the financial business (such as banks) and amendment of DBJ’s articles of incorporation. Such key matters are subject to prior approval by the Minister of Finance.

The Minister of Finance also has supervisory powers with regard to DBJ and may require it to make reports as to its operations or examine its books and records whenever he or she deems it necessary. On the basis of any such report or examination, the Minister may issue such orders to DBJ concerning its operations as he or she deems necessary for enforcement of the New DBJ Act.

The Minister of Finance draws up the Japanese Government’s Fiscal Investment and Loan Program (“FILP” or “zaito”) each year which, subject to approval by the Japanese Diet, determines the allocation of funds to public institutions and special corporations such as DBJ. Until such time as DBJ is fully privatized, DBJ is able to issue government guaranteed bonds and borrow from the Japanese Government pursuant to the zaito program. DBJ is also authorized to raise funds from the capital markets without a guarantee from the Japanese Government and also to make long-term borrowings from private financial institutions.

Strategy

Upon its incorporation as a new joint stock corporation, DBJ has formulated a new corporate philosophy with the goal of “applying financial expertise to design the future”. In line with DBJ’s privatization process (see “Recent Developments – Recent Development Regarding Privatization of DBJ”), it formulated a business model with the aim of positioning it as a highly specialized financial institution that provides integrated loan and investment offerings.

To that end, DBJ established its first medium-term management plan for fiscal years 2008 through 2010, named “Challenge 2010: Establishing an Integrated Financial Service for Investments and Loans”, and the financial targets DBJ had set under such plan were broadly met by the end of the period covered by such management plan.

DBJ has now established its second medium-term management plan, named “Endeavor 2013”, covering the three years ending March 31, 2014 (the “Management Plan”). Under the Management Plan, DBJ intends to steadily improve management and to strengthen its business base with a view to realising the shape that DBJ intends to reach in the long term. The focal points of the Management Plan are:

(i)	responding to the March 2011 earthquake-related needs in a concentrated manner;

(ii)	prioritising DBJ’s current business focus;

(iii)	driving diversification of DBJ’s operating base; and

(iv)	strengthening DBJ’s investment in personnel.

With these focal points in mind, and with a view to realising certain financial targets for the year ending March 31, 2014 which DBJ has set, DBJ is pursuing the following strategies under the Management Plan:

Implementing an integrated business for lending and investments

DBJ intends to implement a business model integrating both its lending and investment businesses, with a view to providing the most appropriate financing for meeting its customers’ needs. DBJ expects that its focus will principally be on lending and investments in the middle-risk area of business.

Setting of focal business segments and industries

In the near term, DBJ intends to focus in a concentrated manner on the reconstruction and revitalization of businesses affected by the March 2011 earthquake. In addition, DBJ intends to focus on the following areas, with a view to implementing growth strategies for Japan’s future as a whole:

•	Continuing to further support the energy, transportation and urban development industries;

•	Supporting growth areas such as the environmental and healthcare industries;

•	Extending serious efforts towards restructuring and revitalization; and

•	Supporting infrastructure building and regional development.

Further developing the international business

DBJ intends to further develop its international business, with a view to supporting the international growth strategies of its customers. In particular, DBJ intends to strengthen its structured finance capabilities and focus particularly on the Asian region.

Expanding the funding base

DBJ intends to continue to strengthen the base for its own-credit funding. In addition, DBJ also intends to diversify its funding through utilising funding methods such as securitisations.

Strengthening the non-asset business

DBJ intends to diversify its source of fee-based business.

Strengthening investments in personnel

DBJ intends to increase its personnel in relation to its core and new businesses, and intends to develop professional personnel that are best suited to its core businesses. DBJ also intends to further strengthen its education of younger personnel.

Further improving administrative processes and risk management

DBJ intends to further improve its administrative processes and risk management platform, with a view to ensuring that appropriate processes and structures are in place for pursuing its focal businesses.

Operations

The New DBJ Act provides that DBJ’s purpose is to maintain the foundations of investment and financing functions of long-term business funds, which previously were carried out by the Predecessor, by conducting business activities utilizing the methods of combining investments and financing and other sophisticated financial methodologies, while maintaining the autonomy of management with the goal of realizing full-scale privatization, thereby contributing to smooth supply of funds to those who need long-term business funds, as well as to the sophistication of financial functions.

Under its articles of incorporation, DBJ may, among other things, accept deposits, lend money, make capital contributions, guarantee the due performance of debts and obligations, sell and purchase securities, lend securities and acquire or transfer monetary claims.

DBJ is principally involved in the lending, investment, consulting and advisory businesses. In its lending business, DBJ provides not only traditional senior loans to corporations, but also provides lending which utilize financial expertise such as structured finance and non-recourse loans, which meet the diversifying funding requirements of customers. In the year ended March 31, 2012, the level of new lending (including lending related to its crisis response business and investments in corporate bonds) made by DBJ amounted to ¥2,849.0 billion on a non-consolidated basis. As of March 31, 2012, the outstanding balance of DBJ’s loans (including investments in corporate bonds) on a non-consolidated basis amounted to ¥14,250.6 billion.

In its investment business, DBJ provides risk capital (including by investments through funds, mezzanine and equity finance) appropriate for the challenges faced by its customers such as business expansion, growth strategy and strengthening of financial base, based on a long-term perspective. In the year ended March 31, 2012, the level of new investments made by DBJ amounted to ¥78.0 billion on a non-consolidated basis. As of March 31, 2012, the outstanding balance of DBJ’s investments (including investments in securities, money trusts and funds) on a non-consolidated basis amounted to ¥368.9 billion.

In its consulting and advisory business, DBJ utilizes the networks cultivated by the Predecessor in providing consulting and advisory support to customers in a wide variety of industries and business sizes, for example in relation to increasing their competitiveness, as well as to projects which contribute to the revitalization of regional economies.

The following table sets forth, as of the dates indicated, the total amounts of outstanding loans made by DBJ by industry of the borrowers, prepared on a consolidated basis in accordance with Japanese GAAP and Japan Standard Industry Classification:

As of March 31, 2011
(in millions of yen)
Manufacturing	¥3,244,637
Agriculture and forestry	758
Fisheries	—
Mining and quarrying of stone and gravel	49,155
Construction	31,353
Electricity, gas, heat supply and water	1,775,285
Information and communications	637,957
Transport and postal activities	3,238,172
Wholesale and retail trade	1,066,578
Finance and insurance	538,975
Real estate and goods rental and leasing	1,663,539
Services, n.e.c.(2)	782,668
Local public bodies	2,397
Others	—

Total	¥13,031,480

As of March 31, 2012
(in millions of yen)
Manufacturing	¥3,469,133
Agriculture and forestry	1,235
Fisheries	—
Mining and quarrying of stone and gravel	59,554
Construction	44,820
Electricity, gas, heat supply and water	2,357,827
Information and communications	570,417
Transport and postal activities	2,977,966
Wholesale and retail trade	1,130,010
Finance and insurance	595,927
Real estate and goods rental and leasing	1,627,232
Services, n.e.c.(2)	808,206
Local public bodies	3,135
Others	—

Total	¥13,645,469

Notes:

(1)	Classification of loans by industry is based on the “Japan Standard Industrial Classification” defined by the Ministry of Internal Affairs and Communications applicable as of the relevant dates.
(2)	“n.e.c.” stands for “not elsewhere classified”.

In addition, as of March 31, 2011 and 2012, DBJ’s guarantee obligations on a non-consolidated basis amounted to ¥148,068 million and ¥128,518 million, respectively.

Allowance for Loan Losses

DBJ makes allowances for loan losses on the following bases:

•

The allowance for claims on debtors who are legally bankrupt, in special liquidation or effectively bankrupt is provided for based on the amount of claims, after write-off, net of amounts expected to be collected through disposal of collateral or execution of guarantees.

•

The allowance for claims on debtors who are not legally bankrupt at the moment, but likely to become bankrupt for which future cash flows cannot reasonably be estimated is provided for the amount considered to be necessary based on an overall solvency assessment performed on the claims, net of amounts expected to be collected through disposal of collateral or execution of guarantees.

•

With respect to the claims on debtors who are likely to become bankrupt or to be closely monitored, and for which future cash flows can reasonably be estimated, the allowance is provided for as the difference between the present value of expected future cash flows discounted at the contracted interest rate and the carrying value of the claims.

•

The allowance for claims on debtors other than those described above is provided for based on the historical default rate, which is calculated based on the actual defaults over a certain historical period (the average financing period for DBJ).

All claims are assessed initially by the investment and lending departments and then by the Credit Analysis Department, which is independent from the investment and lending departments, based on internal policies for self-assessment of credit quality. The allowance is provided based on the results of the self-assessment.

As of March 31, 2011, DBJ’s allowance for loan losses totaled ¥161,607 million (calculated in accordance with Japanese GAAP, on a consolidated basis). As of March 31, 2012, DBJ’s allowance for loan losses totaled ¥151,448 million.

Non-performing Loans

In cases where borrowers are unable to meet payments on their loans, DBJ may revise the terms of repayment in cooperation with other lenders.

DBJ has introduced self-assessment standards (“jiko satei kijun”) to assess the credit quality of its assets in accordance with the Financial Inspection Manual of the Financial Services Agency and discloses its non-performing loans calculated under the Banking Act of Japan (Act No. 59 of 1981, as amended) (the “Banking Act”), as well as the Act of the Emergency Measures for the Revitalization of the Functions of the Financial System of Japan (Act No. 132 of 1998, as amended) (the “Financial Revitalization Act”) although DBJ is not subject to the Banking Act nor the Financial Revitalization Act. For example, where loans to bankrupt or essentially bankrupt borrowers are covered by collateral or guarantees, the loan amount is directly reduced by deducting the amount of the loan that is not deemed to be covered by the assessed value of the collateral and/or the amounts deemed to be recoverable through guarantees, from the amount of the loan.

DBJ assesses its loans in accordance with disclosure requirements which are based, in all material respects, on those set forth in the Banking Act. The following table sets forth the principal amount of non-performing loans of DBJ outstanding as of the dates indicated, calculated pursuant to the Banking Act disclosure requirements, which are set forth in the notes to the table. The amounts listed in the table below reflect the amounts in DBJ’s consolidated financial statements prepared pursuant to Japanese GAAP.

	As of March 31,
	2011	2012
	(in millions of yen/percent)
Loans to bankrupt debtors(2)	¥6,811	¥10,686
Delinquent loans(3)	111,000	136,477
Loans past due three months or more(4)	259	—
Restructured loans(5)	49,210	52,782

Total non-performing loans	¥167,281	¥199,946

Percentage against the total loans outstanding	1.28%	1.47%

Notes:

(1)	The amounts of loans indicated above are stated as gross amounts, before reduction of allowance for loan losses.
(2)	“Loans to bankrupt debtors” represent non-accrual loans to debtors who are legally bankrupt as defined in Article 96-1-3 and 4 of the Japanese Tax Law Enforcement Regulation.
(3)	“Delinquent loans” represent non-accrual loans other than (i) Loans to bankrupt debtors and (ii) Loans whose interest payments are deferred in order to assist or facilitate the restructuring efforts of borrowers in financial difficulty.
(4)	“Loans past due three months or more” are loans whose principal or interest payment is three months or more past due and do not fall under the category of “Loans to bankrupt debtors” or “Delinquent loans”.
(5)	“Restructured loans” are loans whose repayment terms have been modified to the advantage of debtors through means such as reduction or exemption of interest rates, postponement of principal and interest payments, and forgiveness of loans to support or restructure the debtors’ businesses, and do not fall under the category of “Loans to bankrupt debtors”, “Delinquent loans”, or “Loans past due three months or more”.

In addition, DBJ voluntarily assesses its loans in accordance with disclosure requirements which are based, in all material respects, on those set forth in the Financial Revitalization Act in accordance with which the Japanese commercial banks generally disclose information in relation to their loans. The following table sets forth non-performing loans of DBJ outstanding as of the dates indicated, calculated pursuant to the Financial Revitalization Act disclosure requirements, which are set forth in the notes to the table. The amounts listed in the table below reflect the amounts in DBJ’s non-consolidated financial statements prepared pursuant to Japanese GAAP.

	As of March 31,
	2011	2012
	(in millions of yen/percent)
Loans to borrowers in bankruptcy or quasi-bankruptcy(3)	¥9,534	¥10,945
Loans to borrowers with imminent bankruptcy(4)	106,541	136,680
Loans requiring special attention for recovery(5)	49,470	52,782

Subtotal	¥165,545	¥200,407

Percentage against the total loans outstanding	1.25%	1.44%
Normal loans(6)	¥13,090,354	¥13,677,531

Total loans outstanding	¥13,255,898	¥13,877,938

Notes:

(1)	The amounts in the above table are rounded to the nearest 1 million yen.
(2)	The figures in the above table reflect partial direct write-offs.
(3)	Loans to financially failed borrowers, who are subject to bankruptcy, corporate reorganization or other similar proceedings, as well as loans similar thereto.
(4)	Loans to borrowers who have not financially failed, but the financial condition and operating results have deteriorated and are likely to default on contractually mandated payment of principal and/or interest.
(5)	Comprised of (i) loans for which principal and/or interest payments are three months or more past due (excluding loans that are included in “Loans to borrowers in bankruptcy or quasi-bankruptcy” and “Loans entailing risk”), and (ii) restructured loans the terms of which have been modified by DBJ to grant concessions to borrowers in financial difficulties in order to assist such borrowers’ restructuring and to expedite collection of such loans (excluding loans that are included in “Loans to borrowers in bankruptcy or quasi-bankruptcy”, “Loans entailing risk” and “Loans for which principal and/or interest payments are three months or more past due”).
(6)	Other than those set forth in (3), (4) and (5) above, loans to borrowers whose financial condition and operating results are deemed to have no material defects.

The following table breaks down DBJ’s outstanding non-performing loans by industry calculated and disclosed under the Banking Act. The amounts listed in the table below reflect the amounts in DBJ’s consolidated financial statements prepared pursuant to Japanese GAAP.

As of March 31, 2011
(in 100 millions of yen)
Manufacturing	¥208
Agriculture and forestry	—
Fisheries	—
Mining and quarrying of stone and gravel	—
Construction	53
Electricity, gas, heat supply and water	50
Information and communications	52
Transport and postal activities	223
Wholesale and retail trade	169
Finance and insurance	34
Real estate and goods rental and leasing	490
Services, n.e.c.(2)	389
Local public bodies	—
Others	—

Total	¥1,672

As of March 31, 2012
(in 100 millions of yen)
Manufacturing	¥296
Agriculture and forestry	—
Fisheries	—
Mining and quarrying of stone and gravel	—
Construction	50
Electricity, gas, heat supply and water	49
Information and communications	57
Transport and postal activities	215
Wholesale and retail trade	176
Finance and insurance	146
Real estate and goods rental and leasing	591
Services, n.e.c.(2)	416
Local public bodies	—
Others	—

Total	¥1,999

Notes:

(1)	Classification of non-performing loans by industry is based on the “Japan Standard Industrial Classification” defined by the Ministry of Internal Affairs and Communications applicable as of the relevant dates.
(2)	“n.e.c.” stands for “not elsewhere classified”.

Third-Sector Corporations

DBJ invests in and finances projects of public use and interest run by local government organizations referred to as “third sector corporations”. Though there is no clear definition of this term, DBJ uses it to refer to corporations in which local government organizations have invested or subscribed for shares, whose securities are not listed on any securities exchange or quoted in any over-the-counter market, that carry out projects with significant civic importance and public benefits. DBJ finances projects such as those involving railways, airport terminals, cable television broadcasters and urban development, including underground parking lots, urban redevelopment and international conference halls. Because these projects tend to require a long period of time for investments to generate returns, they do not easily attract private corporation participants.

The ratio of non-performing loans in the third-sector is relatively high compared to DBJ’s loan operations in general due to the fact that in general the third-sector businesses have a highly public nature and require a long period of time to recoup investments. In addition, there has been some decrease in revenue performance resulting from economic stagnation. DBJ makes efforts to maintain its primary policy of conducting its third-sector loan operations in collaboration with related parties, including local public authorities.

The following table shows more detailed information of DBJ’s non-performing loans to third-sector corporations. The amounts listed in the table below reflect the amounts in DBJ’s consolidated financial statements prepared pursuant to Japanese GAAP:

	As of March 31,
	2011	2012
	(in 100 millions of yen/percent)
Loans to bankrupt debtors	¥1	¥1
Delinquent loans	253	184
Loans past due three months or more	—	—
Restructured loans	209	194

Total (A)	¥464	¥379

Outstanding loans to the third-sector (B)	¥7,432	¥6,117
Ratio of outstanding loans = (A)/(B)	6.25%	6.21%

Credit Related Costs (Gains)

The following table sets forth certain information of DBJ’s credit related costs or gains. The amounts listed in the table below reflect the amounts in DBJ’s consolidated financial statements prepared pursuant to Japanese GAAP:

	For the year ended March 31,
	2011	2012
	(in 100 millions of yen)
Amount transferred to (from) the general allowance for loan losses	¥229	¥(204)
Amount transferred to the specific allowance for loan losses	(310)	218

Subtotal	(80)	14

Write-off of loans	31	51
Losses (gains) from disposals of loans	(0)	(3)
Amount transferred to the allowance for contingent losses	(21)	(7)

Subtotal	(71)	55

Repayment of loans written off	(80)	(101)

Total sum of credit related costs	¥(151)	¥(45)

Crisis Response Business

The policy finance reforms promulgated by the Japanese Government under the Basic Policy on the Reform of Policy Finance adopted by the cabinet in December 2005 establishes a crisis response system that enables financial institutions which are recognized as “designated financial institutions” to deal with financing for any damage caused by domestic or international turmoil in the financial system, massive natural disasters, acts of terrorism or epidemic of infectious diseases in a prompt and smooth manner by utilizing loans from JFC.

Upon its establishment, DBJ was designated as a “designated financial institution” which deals with the “Crisis Response Business”. Under the Japan Finance Corporation Act (Act No. 57 of 2007, as amended), which established JFC, the Crisis Response Business may be conducted by designated financial institutions, with JFC providing funds and support in respect of certain of the risks involved in such business.

On December 11, 2008, the Japanese Government declared that the international financial turmoil being experienced amounted to a crisis which should be dealt with under the crisis response system, and DBJ commenced its Crisis Response Business in relation to such international financial turmoil (the “Financial Crisis Response Business”). Whereas the Financial Crisis Response Business came to an end as of March 31, 2011, the Japanese Government certified the earthquake and tsunami that struck northeast Japan on 11 March 2011 (the “March 2011 earthquake”) as a crisis and DBJ commenced the Crisis Response Business relating to the March 2011 earthquake on March 12, 2011. The Crisis Response Business conducted by DBJ targets large and medium-sized enterprises which are temporarily experiencing worsening business performance and funding difficulties due to the relevant crisis, but in the medium to long term are expected to recover their previous levels of business performance and develop further, or are otherwise expected to improve their funding and stabilize their business performance.

Under the Crisis Response Business, JFC (funded by Fiscal Investment and Loan Program (FILP) loans from the Japanese Government and through issuance of government-guaranteed debt) provides short-term and long-term loans to designated financial institutions such as DBJ, which in turn either purchases commercial paper issued by the relevant large and medium-sized enterprises, or provides loans to such enterprises. Certain of the exposure to such enterprises by designated financial institutions are covered (in the case of the occurrence of certain specified credit events) by an indemnity from JFC, for which designated financial institutions must pay a fee to JFC. From the commencement of its Crisis Response Business to March 31, 2012, new loans extended by DBJ in respect of its Crisis Response Business amounted to ¥4,297.0 billion (1,090 borrowers) (DBJ having received the benefit of an indemnity from JFC (or was intending to apply for such indemnity) in respect of ¥238.3 billion (46 cases)), and commercial paper purchased by DBJ in relation to its Crisis Response Business amounted to ¥361.0 billion (68 issuers). As of March 31, 2012, the outstanding borrowing from JFC amounted to ¥3,711.3 billion in relation to the Crisis Response Business.

From the commencement of the Crisis Response Business relating to the March 2011 earthquake on March 12, 2011 to July 31, 2012, new loans extended by DBJ in respect of such March 2011 earthquake-related Crisis Response Business amounted to ¥947.6 billion (139 borrowers) (DBJ having received the benefit of an indemnity from JFC (or was intending to apply for such indemnity) in respect of ¥1.9 billion (7 cases)).

In April 2009, the Japanese Government announced that an aggregate of ¥15 trillion will be used towards the Financial Crisis Response Business relating to medium-sized and large businesses. The supplementary national budget incorporating such amount was passed by the Japanese Diet in May 2009, and the Amendment Act passed in June 2009 provided for the strengthening of DBJ’s financial base in order to enable the smooth operation of the Financial Crisis Response Business by DBJ. Pursuant thereto, DBJ’s capital was increased by ¥103,232 million (2,064,640 shares of DBJ’s common stock, issued by way of third party allotment to the Japanese Government) in September 2009, and by ¥77,962 million (1,559,240 shares of DBJ’s common stock, issued by way of third party allotment to the Japanese Government) in March 2010. On May 2, 2011, the Japanese Diet passed the Extraordinary Expenditure Act which enables the Japanese Government to inject additional capital into DBJ until the end of March 2015 so that DBJ can smoothly implement its Crisis Response Business, including in relation to the March 2011 earthquake. In accordance therewith, DBJ has increased its capital by ¥6,170 million, ¥424 million and ¥10,528 million on September 7, 2011, March 23, 2012 and June 6, 2012, respectively.

Sources of Funds (on a Non-consolidated Basis)

DBJ’s sources of funds consist of its capital, borrowings from the government and private financial institutions, issuance of bonds and internally generated funds such as loan recoveries. Furthermore, DBJ raises funds by borrowings from JFC in relation to the Crisis Response Business.

Pursuant to the New DBJ Act, the basic policy which sets the upper limit of the aggregate amount of debt securities to be issued and long-term borrowings to be made shall be authorized by the Minister of Finance prior to the beginning of each fiscal year. The following table sets forth the outstanding amount of DBJ’s borrowings and bonds as of the dates indicated:

	As of March 31,
	2011	2012
	(in 100 millions of yen)
Long-term borrowings from the Government	¥48,665	¥45,772
Domestic government-guaranteed bonds	10,330	11,630
Overseas government-guaranteed bonds	11,261	10,895

Subtotal	70,257	68,298

Non-guaranteed bonds issued prior to October 1, 2008	11,570	8,820
Non-guaranteed bonds issued on or after October 1, 2008	3,166	5,413

Long-term borrowings from other than the Government(1)	37,025	45,907

Total	¥122,063	¥128,464

Note:

(1)	Of this, long-term borrowings from JFC amounted to ¥30,357 hundred million as of March 31, 2011 and ¥37,113 hundred million as of March 31, 2012.

The following table sets forth funds raised or expected to be raised by DBJ for the periods indicated. The figures for the year ended March 31, 2012 are actual figures, while those in respect of the year ending March 31, 2013 are budgeted numbers.

	For the year ended March 31, 2012 (Actual)		For the year ending March 31, 2013 (Budget)(1)
	(in 100 millions of yen)
Long-term borrowings from the Government	¥5,000		¥5,000
Domestic government-guaranteed bonds	1,790		2,000
Overseas government-guaranteed bonds	1,224		1,500

Subtotal	8,014		8,500

Non-guaranteed bonds issued on or after October 1, 2008	2,631		4,000

Long-term borrowings from other than the Government	11,707	(2)	2,600
Other	6,917		3,400

Total	¥29,270		¥18,500

Notes:

(1)	This represents the initial budget at the commencement of the financial year and the first supplementary budget, and does not include any amount budgeted in respect of the Crisis Response Businesses.
(2)	Of this, long-term borrowings from JFC in relation to DBJ’s Crisis Response Business amounted to ¥9,597 hundred million.

Capital Adequacy

In June 2004, The Bank for International Settlements announced amended rules with respect to minimum capital requirements. Based on such amended rules, new guidelines for capital adequacy were introduced in Japan by the Japanese Ministry of Finance and the Japanese Financial Services Agency from March 31, 2007 (referred to as “Basel II” guidelines). Such guidelines apply to financial institutions that handle deposits, including banks, credit associations, credit cooperatives and other institutions, and although DBJ is not directly subject to these requirements, it has elected to comply, with a view to enhancing risk management.

DBJ calculates its capital adequacy ratios using the international standards. With regard to DBJ’s measurement of its capital adequacy ratio, credit risk was calculated using the standardized approach, and operational risk was calculated using the basic indicator approach. As DBJ does not conduct trading operations, DBJ did not calculate the market risk equivalent amount.

Set forth below is a schedule of risk-adjusted assets and details of qualifying capital of DBJ determined on a consolidated basis (as measured pursuant to the Basel II guidelines (international standards)) as of the dates indicated:

	As of March 31,
	2011	2012
	(in millions of yen/percent(1))
Tier I capital:
Capital	¥1,181,194	¥1,187,788
Additional paid-in capital	1,060,466	1,060,466
Retained earnings (losses)	132,329	159,606
Minority interests in consolidated subsidiaries	5,516	3,633
Planned distribution of income (payment to national treasury)	(50,036)	(37,349)
Revaluation loss on other securities	—	—

Total qualifying Tier I capital (A)	2,329,469	2,374,145

Tier II capital:
Unrealized gains on other securities after 55% discount	7,798	13,077
General reserve for possible loan losses	88,187	58,589

Subtotal	95,985	71,666

Tier II capital included as qualifying capital (B)	95,985	71,666

Deductions(2) (C)	543,446	532,526

Total qualifying capital (D) ((A) + (B) – (C))	¥1,882,009	¥1,913,285

Risk-adjusted assets:
On-balance sheet items	¥8,677,316	¥9,740,240
Off-balance sheet items	257,815	301,084

Credit risk assets (E)	8,935,132	10,041,324

Assets related to operational risk equivalent amount (F) ((G)/8%)	243,451	263,296
(Reference: Operational risk equivalent amount (G))	19,476	21,063

Total risk-adjusted assets (H) ((E) + (F))	9,178,584	10,304,620

Total risk-adjusted capital ratio ((D)/(H))	20.50%	18.56%
Total Tier I ratio ((A)/(H))	25.37%	23.03%

Notes:

(1)	Percentages are rounded down.
(2)	Comprised of capital deductions for securitization exposure required under Basel II with the following breakdowns: structured finance (¥269,252 million as of March 31, 2011 and ¥236,150 million as of March 31, 2012), assets held by funds including commitment to the funds (¥175,106 million as of March 31, 2011 and ¥182,600 million as of March 31, 2012), and others.

Risk Management

To ensure management soundness and safety, as well as raise corporate value, DBJ works to manage risk appropriately in line with specific business and risk characteristics. Controlling risk is an issue of utmost importance, and therefore DBJ has established risk management processes and methods.

From the standpoint of comprehensive risk management, DBJ has established a Risk Management Department, which is overseen by a director in an official capacity. DBJ seeks to control its total risk within a specified target range. In addition, DBJ has set risk guidelines for each risk category to help manage total risk.

Risk Management System

DBJ conducts risk management from the perspectives of maintaining financial soundness and improving operational efficiency, which are the prerequisites to ongoing operational viability. To ensure appropriate management of individual risk categories, DBJ has developed a risk management system that clarifies which department is responsible for each type of risk. The Risk Management Department oversees comprehensive asset/liability and risk management activities. The ALM & Risk Management Committee, consisting of DBJ’s executives, deliberates on important matters concerning risks and conducts regular monitoring, in line with the basic policy related to comprehensive risk management approved by the Board of Directors.

Credit Risk Management

Credit risk refers to the risk of sustaining losses resulting from a decline in the value of assets due to deterioration in the financial condition of the borrower. Credit risk management requires credit management of individual loans as well as bankwide portfolio management.

Credit Administration of Individual Loans

When making an investment or loan, DBJ examines the entity’s project viability and the project’s profitability from a fair and neutral standpoint, as well as its benefits. DBJ also has an internal borrower rating system. DBJ is not subject to the Banking Act or the Financial Revitalization Act but carries out independent asset assessments in line with internal policies for self-assessment of credit quality based on the Financial Services Agency’s Financial Inspection Manual. The results of self-assessments are subject to an audit by an auditing corporation and are reported to the management. Credit risk and amounts are monitored to confirm they are within the limits established for individual borrowers. The sales and credit analysis departments hold separate roles in the screening and administering of credit for individual loans and each department keeps the operations of the other in check. The Committee on Investment and Loan Decisions meets as needed to deliberate important issues concerning the management and governance of individual loans. These mutual checking functions serve to ensure the appropriateness of lending operation and management environment.

Portfolio Management

DBJ performs a comprehensive analysis of data based on borrower ratings, and calculates the loan portfolio’s overall exposure to credit risk. Credit risk exposure can be classified as (i) expected loss (EL), the average loss expected during a specific loan period; and (ii) unexpected loss (UL), the maximum loss that could incur at a certain rate of probability. The EL and UL calculations are reported to the ALM & Risk Management Committee. Monitoring the situation and considering countermeasures allow DBJ to control risk and devise effective measures to improve risk return.

Market and Liquidity Risk Management

Market Risk

Market risk can be broadly classified into interest rate risk, exchange risk and stock market risk. Market risk describes the risk of loss from fluctuations in the value of assets or liabilities (including off-balance sheet items), owing to changes in interest rates, exchange rates, stock markets and various other markets. DBJ divides these risks broadly into interest rate risk and exchange risk.

(a) Interest Rate Risk

Interest rate fluctuations can create mismatches on rates of interest on assets and liabilities or on interest periods, creating the risk of reduced profits or the risk of losses. Interest rate risk can reduce the economic value of DBJ’s assets or interest income. DBJ calculates and analyzes risk exposure with cash flow ladder analyses (gap analysis), value at risk (VaR), interest rate sensitivity analyses (basis point value), and other methods. A portion of the interest rate risk associated with lending operations is covered through interest rate swaps, which are used solely for hedging purposes. DBJ does not have any trading-related risk because it does not engage in trading (specified transactions).

(b) Exchange Risk

Exchange risk is the risk of loss due to unexpected shifts in exchange prices, and this risk affects entities holding a net excess of assets or liabilities denominated in foreign currencies. Exchange risk entails the possibility of a decline in the economic value of DBJ’s assets due to the impact of changes in currency exchange rates. DBJ’s exchange risk derives from foreign currency investment and financing and issuing foreign currency bonds. DBJ uses currency swaps and other instruments to hedge this risk. DBJ manages counterparty risk in swap transactions, the risk that the counterpart in the swap transaction will be unable to fulfill its obligation, by continually monitoring the creditworthiness of all counterparties, and by diversifying transactions among several institutions.

Liquidity Risk

Liquidity risk is the risk of a mismatch occurring in the periods when funds are used and raised, causing unexpected differences in the flow of funds (cash liquidity risk). This situation makes securing funds difficult and creates situations in which interest rates on borrowed funds are substantially higher than usual rates. At such times, because of market complexities, entities in these circumstances may become unable to participate in market transactions, compelling them to conduct transactions under substantially less favorable terms than otherwise would be the case. The risk of losses for these reasons is known as market liquidity risk.

As its main methods of acquiring funds, in addition to issuing corporate bonds and taking out long-term loans, DBJ relies on the stable procurement of long-term funds from the government’s Fiscal Investment and Loan Program (FILP) and government-guaranteed bonds rather than on short-term funds such as deposits. To meet unexpected short-term funding requirements, funds on hand are used, taking security and liquidity into consideration. Overdraft lines of credit have been established with multiple other financial institutions. Additionally, DBJ maintains daytime liquidity by using the Bank of Japan’s Real Time Gross Settlement (RTGS), whereby settlements are made instantly for each transaction. Every effort is made to ensure that settlement conditions are managed appropriately. In addition to credit risk, the ALM & Risk Management Committee deliberates DBJ’s market risk and liquidity risk.

Operational Risk Management

DBJ defines operational risk as the risk of loss arising from internal processes, people or systems that are inappropriate or nonfunctioning, or from external events. DBJ works to establish a risk management system to minimize risk and prevent potential risks from materializing. The General Risk Management Committee has been established to deliberate topics concerning operational risk management. Within operational risk management, DBJ conducts operational risk management and systems risk management as described below.

Operational Risk Management

Operational risk refers to the risk of sustaining losses resulting from employees neglecting to perform their duties correctly or from accidents, fraud, and the like. To reduce or prevent operational risk, DBJ prepares manuals, performs checks on administrative procedures, provides education and training and uses systems to reduce the burden of administrative duties.

System Risk Management

System risk refers to the risk of loss due to a computer system breakdown or malfunction, system defects, or improper computer usage. To properly manage systems risk, DBJ has implemented the following internal processes to optimize system risk management. The Information Resources Department is responsible for managing DBJ’s system risk centrally, based on its system risk management regulations. By determining security standards from a variety of viewpoints, from information system planning and development to operation and use, the department extends the risk management system bankwide, and addresses appropriate system risk management operations.

Competition

Prior to October 1, 2008, the laws relating to the Predecessor provided that, in conducting its operations, the Predecessor should supplement or encourage financing activities by commercial financial institutions and not to compete with them, as well as that the Predecessor might only make loans and/or provide guarantees to any business where the execution of such business through procurement of funds or investment on commercial terms from parties other than the Predecessor would be difficult.

However, since October 1, 2008, DBJ’s objective has been changed under the New DBJ Act (See “Business – Purpose and Authority”).

Currently, general financial institutions are broadly divided into commercial banks, which provide mainly senior loans, and other financial institutions such as private equity funds and certain investment banks which provide mezzanine and equity funding. DBJ believes that it is differentiated from both types of financial institutions through its ability to provide both types of services in an integrated manner at a reasonable scale. It also believes that its business model enables it to appropriately share risks with commercial banks which extend senior loans, which it believes make it less prone to competition with so-called “mega banks” in Japan.

However, competition in the domestic and international financial services markets has become extremely competitive, and a number of financial institutions have a competitive advantage over DBJ in terms of assets and numbers of customers, branches and employees, and it is expected that the competition relating to DBJ’s businesses will become increasingly intense.

Legal Proceedings

Neither DBJ nor any of its subsidiaries has been involved in any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened of which DBJ is aware) during the 12 months preceding the date of this document which may have or has had in the recent past significant effects on the financial position or profitability of DBJ or the Group.

Employees

As of March 31, 2012, DBJ employed 1,270 employees on a consolidated basis.

Subsidiaries and Affiliates

As of March 31, 2012, DBJ had 17 consolidated subsidiaries, as well as 23 non-consolidated subsidiaries (none of which was accounted for by the equity method) and 108 affiliates (15 of which were accounted for by the equity method). In addition, as of the same date, DBJ owned greater than 20% but less than a majority of the voting rights of 12 companies, which were not considered to be affiliates because DBJ made these investments as part of its financing operations and did not intend to obtain the ability to exercise significant influence on their operating and financing policies. The following table sets forth certain information about DBJ’s consolidated subsidiaries as of March 31, 2012:

Name	Paid-in capital	Capital owned directly or indirectly by DBJ(1)	Principal business
	(in millions of yen, unless otherwise indicated)	(percent)
Consolidated Subsidiaries

DBJ Business Investment Co., Ltd.	¥40	100.0%	Investment consulting

New Business Investment Co., Ltd.	99	100.0	Investment in entities engaged in new businesses

DBJ Capital Co., Ltd.	99	100.0	Administration of investment partnerships

DBJ Capital Investment Fund No. 1	986	100.0 (0.0)	Investment partnership

DBJ Capital Investment Fund No. 2	1,300	100.0 (0.0)	Investment partnership

DBJ New Business Investment Fund	1,786	100.0	Investment partnership

DBJ Credit Line, Ltd.	50	100.0	Acquisition of trust certificates, administration and direction of trusts

Japan Economic Research Co., Ltd.	479	100.0	Research, consulting and advisory

DBJ Singapore Limited	Singapore dollar 1 million	100.0	Investment and lending support, advisory

DBJ Europe Limited	Euro 7 million	100.0	Investment and lending support, advisory

DBJ Real Estate Co., Ltd.	80	100.0	Real estate leasing

DBJ Investment Advisory Co., Ltd.	68	50.6	Investment advisory and agency business

DBJ Corporate mezzanine partners Co., Ltd.(2)	3	100.0	Administration of investment partnership

UDS Corporate Mezzanine Investment Limited Liability Partnership(2)	29,600	50.0 (0.0)	Investment partnership

UDS Corporate Mezzanine No. 3 Investment Limited Liability Partnership	34,687	50.0 (0.0)	Investment partnership

Asuka DBJ Investment Limited Liability Partnership(2)	6,680	49.4	Investment partnership

DBJ Securities Co., Ltd	500	66.7	Investment partnership

Notes:

(1)	Figures in parentheses denote indirect ownership.
(2)	Accounted for as consolidated subsidiaries despite the ownership being less than 50%, due to DBJ’s effective control.

MANAGEMENT

DBJ’s board of directors has the ultimate responsibility for the administration of its affairs. DBJ’s articles of incorporation provide for a board of directors of not more than 13 directors and provide for not more than five corporate auditors. All directors and corporate auditors are elected by DBJ’s shareholders at general meetings of shareholders (currently, the Japanese Government is the sole shareholder), but the election of each corporate auditor is subject to approval of the Minister of Finance pursuant to the New DBJ Act. The normal term of office for directors is one year, and the normal term of office for corporate auditors is four years, but directors and corporate auditors may serve any number of consecutive terms. The board of directors shall elect from among its members, a President and Chief Executive Officer, and may elect from among its members, a Chairman of the Board and one or more Deputy Presidents, Executive Directors and Managing Directors. The board of directors also elects one or more representative directors from among its members, but such election is subject to approval of the Minister of Finance. Each representative director has the authority to represent DBJ in the conduct of its affairs.

The corporate auditors form the board of corporate auditors. The board of corporate auditors has a statutory duty to prepare and submit an audit report to the board of directors each year based on the audit reports issued by the individual corporate auditors that year. The board of corporate auditors is empowered to establish audit principles, the method of examination by the corporate auditors of DBJ’s affairs and financial position and any other matters relating to the performance of the corporate auditors’ duties.

DBJ is required to appoint independent auditors, who have the statutory duties of examining the financial statements, prepared on a basis consistent with accounting principles generally accepted in Japan, to be submitted to the shareholders by directors, and preparing their audit report thereon. Deloitte Touche Tohmatsu LLC are DBJ’s independent auditors.

The names of the directors and corporate auditors of DBJ as at the date of this document are as follows:

Name	Title	Principal Activities outside DBJ
Directors

Toru Hashimoto(1)	President and Chief Executive Officer	—

Hideto Fujii(1)	Deputy President	—

Masanori Yanagi(1)	Deputy President	—

Yo Takeuchi	Managing Executive Officer	—

Tetsuhiko Shindo	Managing Executive Officer	—

Masanao Maeda	Managing Executive Officer	—

Hajime Watanabe	Managing Executive Officer	—

Masaaki Komiya	Managing Executive Officer	—

Akio Mimura(2)	Director	Representative Director and Chairman of Nippon Steel Corporation

Kazuo Ueda(2)	Director	Professor, Faculty of Economics, The University of Tokyo

Name	Title	Principal Activities outside DBJ
Corporate Auditors

Takeshi Kobayashi	Standing Corporate Auditor	—

Yasuhito Mitani	Standing Corporate Auditor	—

Kazuyoshi Arakawa(3)	Standing Corporate Auditor	—

Makoto Ito(3)	Corporate Auditor	Professor, Waseda Law School, Waseda University; attorney-at-law

Shinji Hatta(3)	Corporate Auditor	Professor, Graduate School of Professional Accountancy, Aoyama Gakuin University

Notes:

(1)	Representative director.
(2)	Outside director under the Company Act.
(3)	Outside corporate auditor under the Company Act.

All of the above officers are engaged in the business of DBJ on a full-time basis except Mr. Akio Mimura, Mr. Kazuo Ueda, Mr. Makoto Ito and Mr. Shinji Hatta. The business address of all of the above officers is 9-1, Otemachi 1-chome, Chiyoda-ku, Tokyo 100-0004, Japan.

None of the above officers have any conflict between their duties to DBJ and their private interests and/or other duties.

DEBT RECORD

There has been no default in the payment of interest or principal on any obligation of DBJ or its predecessors.

CONSOLIDATED FINANCIAL STATEMENTS OF DEVELOPMENT BANK OF JAPAN INC.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of

 Development Bank of Japan Inc.:

We have audited the accompanying consolidated balance sheet of Development Bank of Japan Inc. and consolidated subsidiaries as of March 31, 2012, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for the year then ended, and a summary of significant accounting policies and other explanatory information, all expressed in Japanese yen.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in conformity with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in conformity with auditing standards generally accepted in Japan. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Development Bank of Japan Inc. and consolidated subsidiaries as of March 31, 2012, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in Japan.

Convenience Translation

Our audit also comprehended the translation of Japanese yen amounts into U.S. dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 1. Such U.S. dollar amounts are presented solely for the convenience of readers outside Japan.

/s/ DELOITTE TOUCHE TOHMATSU LLC

June 18, 2012 (June 28, 2012 as to Note 32)

CONSOLIDATED BALANCE SHEETS

Development Bank of Japan Inc. and Consolidated Subsidiaries

As of March 31, 2012 and 2011

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2012	2011	2012
Assets
Cash and due from banks (Note 28)	¥175,618	¥233,297	$2,136,741
Call loans and bills bought (Note 28)	89,500	61,852	1,088,940
Reverse repurchase agreements (Notes 3 and 28)	152,889	—	1,860,200
Money held in trust (Notes 28 and 30)	24,423	24,819	297,154
Securities (Notes 3, 14, 28 and 30)	1,176,622	1,165,580	14,315,887
Loans (Notes 4, 5, 14 and 28)	13,645,469	13,031,480	166,023,471
Other assets (Notes 6 and 14)	132,487	122,296	1,611,971
Tangible fixed assets (Note 7)	180,962	181,486	2,201,754
Intangible fixed assets	7,057	5,960	85,864
Deferred tax assets (Note 24)	18,854	36,137	229,397
Customers’ liabilities for acceptances and guarantees (Note 13)	128,518	145,068	1,563,674
Allowance for loan losses (Notes 8 and 28)	(151,448)	(161,607)	(1,842,667)
Allowance for investment losses	(1,072)	(1,158)	(13,049)

Total assets	¥15,579,881	¥14,845,213	$189,559,337

Liabilities and equity
Liabilities:
Debentures (Notes 9, 14 and 28)	¥3,130,495	¥3,312,713	$38,088,519
Borrowed money (Notes 10 and 28)	50,999	8,576,482	111,577,487
Short-Term corporate bonds (Notes 9 and 28)	9,170,553	—	620,503
Corporate bonds (Notes 9 and 28)	541,327	316,675	6,586,298
Other liabilities (Notes 11 and 12)	78,631	52,981	956,702
Accrued bonuses to employees	4,694	4,581	57,121
Accrued bonuses to directors and corporate auditors	12	17	158
Reserve for employees’ retirement benefits (Note 23)	13,484	25,885	164,062
Reserve for directors’ and corporate auditors’ retirement benefits	55	52	677
Reserve for contingent losses	—	711	—
Deferred tax liabilities (Note 24)	43	48	525
Acceptances and guarantees (Note 13)	128,518	145,068	1,563,674

Total liabilities	13,118,816	12,435,218	159,615,727

Equity:
Common stock authorized, 160,000 thousand shares in 2012 and 2011; issued, 43,632 thousand shares in 2012 and 43,623 thousand shares in 2011 (Note 15)	1,187,788	1,181,194	14,451,734
Capital surplus (Note 15)	1,060,466	1,060,466	12,902,620
Retained earnings (Note 15)	159,606	132,329	1,941,926
Accumulated other comprehensive income:
Unrealized gain on available-for-sale securities (Note 30)	19,313	13,169	234,981
Deferred gain on derivatives under hedge accounting	27,711	17,406	337,160
Foreign currency translation adjustments	(149)	(101)	(1,817)

Total	2,454,736	2,404,464	29,866,604

Minority interests	6,329	5,530	77,006

Total equity	2,461,065	2,409,995	29,943,610

Total liabilities and equity	¥15,579,881	¥14,845,213	$189,559,337

See notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME

Development Bank of Japan Inc. and Consolidated Subsidiaries

For the years ended March 31, 2012 and 2011

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2012	2011	2012
Income
Interest income:	¥277,360	¥298,929	$3,374,627
Interest on loans	253,849	271,860	3,088,567
Interest and dividends on securities	15,590	19,268	189,694
Interest on call loans and bills bought	115	165	1,408
Interest on reverse repurchase agreements	287	149	3,493
Interest on due from banks	105	171	1,287
Interest on swaps	7,287	7,238	88,671
Other interest income	123	75	1,506
Fees and commissions (Note 17)	9,461	9,998	115,118
Other operating income (Note 18)	5,522	12,642	67,197
Other income (Note 19)	37,868	42,275	460,747

Total income	¥330,213	¥363,846	$4,017,689

Expenses
Interest expense:	¥155,517	¥172,231	$1,892,168
Interest on debentures	47,668	52,920	579,975
Interest on call money and bills sold	41	149	505
Interest on borrowed money	104,564	116,646	1,272,235
Interest on short-term corporate bonds	56	10	693
Interest on corporate bonds	3,182	2,500	38,722
Other interest expense	3	3	38
Fees and commissions (Note 20)	551	607	6,714
Other operating expenses (Note 21)	2,622	12,012	31,906
General and administrative expenses	37,870	36,708	460,765
Other expenses (Note 22)	23,447	37,903	285,287

Total expenses	220,009	259,464	2,676,841

Income before income taxes and minority interests	110,204	104,381	1,340,848

Income taxes (Note 24):
Current	21,488	371	261,446

Deferred	10,444	944	127,076

Total income taxes	31,932	1,315	388,522

Net income before minority interests	78,271	103,065	952,326

Minority interests in net income	957	1,481	11,655

Net income	¥77,313	¥101,583	$940,671

	Yen		U.S. Dollars (Note 1)
Per share of common stock (Note 16)
Basic net income	¥1,772.27	¥2,328.63	$21.56
Cash dividend applicable to the year	856	1,147	10.41

See notes to consolidated financial statements.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

Development Bank of Japan Inc. and Consolidated Subsidiaries

For the year ended March 31, 2012

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2012	2011	2012
Net income before minority interests	¥78,271	¥103,065	$952,326
Other comprehensive income (Note 26)
Unrealized gain on available-for-sale securities	8,854	2,073	107,728
Deferred gain on derivatives under hedge accounting	10,288	6,273	125,178
Foreign currency translation adjustments	(49)	(46)	(601)
Share of other comprehensive income in affiliates accounted for by the equity method	17	(22)	209

Total other comprehensive income	19,110	8,277	232,514

Comprehensive income	¥97,382	¥111,343	$1,184,840

Total comprehensive income attributable to:
Owners of the parent	¥93,714	¥109,867	$1,140,212
Minority interests	3,668	1,475	44,628

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

Development Bank of Japan Inc. and Consolidated Subsidiaries

For the years ended March 31, 2012 and 2011

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2012	2011	2012
Common stock:
Balance at beginning of year	¥1,181,194	¥1,181,194	$14,371,505
Capital increase due to redemption of government compensation bonds	6,170	—	75,070
Issuance of new shares of common stock	424	—	5,159

Balance at end of year	1,187,788	1,181,194	14,451,734

Capital surplus:
Balance at beginning of year	1,060,466	1,060,466	12,902,620
Balance at end of year	1,060,466	1,060,466	12,902,620

Retained earnings:
Balance at beginning of year	132,329	40,779	1,610,047
Cash dividends	(50,036)	(10,033)	(608,792)
Net income	77,313	101,583	940,671

Balance at end of year	159,606	132,329	1,941,926

Accumulated other comprehensive income:
Unrealized gain on available-for-sale securities:
Balance at beginning of year	13,169	11,091	160,232
Net change during the year	6,143	2,078	74,748

Balance at end of year	19,313	13,169	234,981

Deferred gain on derivatives under hedge accounting:
Balance at beginning of year	17,406	11,154	211,789
Net change during the year	10,304	6,252	125,371

Balance at end of year	27,711	17,406	337,160

Foreign currency translation adjustments:
Balance at beginning of year	(101)	(54)	(1,238)
Net change during the year	(47)	(46)	(579)

Balance at end of year	(149)	(101)	(1,817)

Minority interests:
Balance at beginning of year	5,530	22,908	67,288
Net change during the year	798	(17,378)	9,718

Balance at end of year	6,329	5,530	77,006

Total equity:
Balance at beginning of year	2,409,995	2,327,538	29,322,243
Capital increase due to redemption of government compensation bonds	6,170	—	75,070
Issuance of new shares of common stock	424	—	5,159
Cash dividends	(50,036)	(10,033)	(608,792)
Net income	77,313	101,583	940,671
Net change during the year	17,198	(9,094)	209,259

Balance at end of year	¥2,461,065	¥2,409,995	$29,943,610

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Development Bank of Japan Inc. and Consolidated Subsidiaries

For the years ended March 31, 2012 and 2011

	Millions of Yen		Thousands of U.S. Dollars (Note 1)
	2012	2011	2012
Cash flows from operating activities:
Income before income taxes and minority interests	¥110,204	¥104,381	$1,340,848
Adjustments for:
Depreciation	2,583	1,984	31,428
Losses on impairment of long-lived assets	132	21	1,614
Equity in gains of affiliates	2,020	(1,837)	24,587
Interest income	(277,360)	(298,929)	(3,374,627)
Interest expense	155,517	172,231	1,892,168
(Gain) loss on securities – net	(3,166)	7,923	(38,522)
Gain on money held in trust – net	(1,132)	(623)	(13,780)
Foreign exchanges losses	1,482	15,330	18,032
Loss (gain) on sales of fixed assets – net	210	(3)	2,563
Changes in operating assets and liabilities:
Allowance for loan losses	(10,158)	(41,815)	(123,597)
Allowance for investment losses	(85)	(1,845)	(1,045)
Accrued bonuses to employees	106	2,342	1,300
Accrued bonuses to directors and corporate auditors	(4)	(4)	(54)
Reserve for employees’ retirement benefits	(12,401)	(6,727)	(150,891)
Reserve for contingent losses	(711)	(2,104)	(8,654)
Loans	(613,988)	483,181	(7,470,359)
Debentures	(182,217)	(191,498)	(2,217,033)
Borrowed money	594,071	(505,997)	7,228,025
Short-term corporate bonds	50,999	—	620,503
Corporate bonds	224,652	74,494	2,733,326
Due from banks	(17,871)	(9,665)	(217,443)
Call loans and bills bought	(27,648)	63,148	(336,391)
Reverse repurchase agreements	(152,889)	179,991	(1,860,200)
Call money and bills sold	—	(153,000)	—
Interest received	280,304	303,109	3,410,445
Interest paid	(157,633)	(175,029)	(1,917,911)
Other – net	(17,184)	(2,107)	(209,084)

Sub-total	(52,170)	16,948	(634,753)
Returns on (payments for) income taxes	11,816	(15,157)	143,768

Net cash (used in) provided by operating activities	(40,354)	1,790	(490,985)

Cash flows from investing activities:
Payments for purchases of securities	(621,860)	(1,727,311)	(7,566,130)
Proceeds from sales of securities	103,706	362,248	1,261,792
Proceeds from redemption of securities	530,838	1,469,407	6,458,680
Payments for increase of money held in trust	(110)	(1,215)	(1,338)
Proceeds from decrease of money held in trust	1,579	8,111	19,213
Payments for purchases of tangible fixed assets	(1,708)	(26,021)	(20,787)
Proceeds from sales of tangible fixed assets	1,234	17	15,016
Payments for purchases of intangible fixed assets	(2,630)	(2,020)	(32,004)
Proceeds from sales of intangible fixed assets	—	0	—
Proceeds from purchases of stocks of subsidiaries resulting in change in scope of consolidation	110	—	1,350

Net cash provided by investing activities	11,160	83,217	135,791

Cash flows from financing activities:
Capital increase due to redemption of government compensation bonds	6,170	—	75,070
Proceeds from issuance of stock	424	—	5,159
Payments for cash dividends	(50,036)	(10,033)	(608,792)
Proceeds from issuance of securities to minority shareholders of subsidiaries	540	2,848	6,582
Dividends paid to minority shareholders of subsidiaries	(3,517)	(22,439)	(42,794)

Net cash used in financing activities	(46,418)	(29,624)	(564,775)

Foreign currency translation adjustments on cash and cash equivalents	61	(553)	754

Net change in cash and cash equivalents	(75,550)	54,828	(919,215)

Cash and cash equivalents of newly consolidated subsidiaries	—	106	—

Cash and cash equivalents at beginning of year	199,692	144,756	2,429,639

Cash and cash equivalents at end of year	¥124,141	¥199,692	$1,510,425

See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Development Bank of Japan Inc. and Consolidated Subsidiaries

1. BASIS OF PRESENTATION

The accompanying consolidated financial statements have been prepared in accordance with the provisions set forth in the Japanese Financial Instruments and Exchange Act and its related accounting regulations and Ministerial Ordinance for Accounting of the Development Bank of Japan Inc. (“DBJ Inc.”) and in conformity with accounting principles generally accepted in Japan (“Japanese GAAP”), which are different in certain respects as to application and disclosure requirements of International Financial Reporting Standards.

In preparing these consolidated financial statements, certain reclassifications and rearrangements have been made to the consolidated financial statements issued domestically in order to present them in a form which is more familiar to readers outside Japan. In addition, certain reclassifications have been made in the 2011 consolidated financial statements to conform to the classifications used in 2012.

The amounts indicated in millions of yen are rounded down by omitting the figures less than one million yen. Accordingly, the sum of each amount appearing in the accompanying financial statements and the notes thereto may not be equal to the sum of the individual account balances. Amounts in U.S. dollars are presented solely for the convenience of readers outside Japan. The rate of ¥82.19=$1.00, the effective exchange rate prevailing as of March 31, 2012, has been used in the conversion. The presentation of such amounts is not intended to imply that Japanese yen amounts have been or could have been readily translated, realized or settled in U.S. dollars at that rate or any other rate.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Principles of Consolidation

(1) Scope of Consolidation

Under the control concept, those companies in which DBJ Inc., directly or indirectly, is able to exercise control over operations are fully consolidated. On September 8, 2006, the Accounting Standards Board of Japan (“ASBJ”) issued Practical Issues Task Force No. 20, “Practical Solution on Application of Control Criteria and Influence Criteria to Investment Associations” which was effective for the period and the fiscal years ending on or after September 8, 2006. The practical solution clarifies how the control and influence concept should be practically applied to the consolidation scope of collective investment vehicles, such as limited partnerships, Tokumei Kumiai and other entities with similar characteristics.

(i) Consolidated Subsidiaries

The number of consolidated subsidiaries as of March 31, 2012 is 17. The consolidated subsidiaries as of March 31, 2012 are as follows:

DBJ Business Investment Co., Ltd.

DBJ Corporate Mezzanine Partners Co., Ltd.

UDS Corporate Mezzanine Limited Partnership

UDS Corporate Mezzanine No. 3 Limited Partnership

DBJ Credit Line, Ltd.

New Business Investment Co., Ltd.

DBJ Singapore Limited

Japan Economic Research Institute Inc.

Asuka DBJ Investment LPS

DBJ Europe Limited

DBJ Real Estate Co., Ltd.

DBJ Investment Advisory Co., Ltd.

DBL Capital Co., Ltd.

DBJ Capital Investment Fund No.1

DBJ New Business Investment Fund

DBJ Capital Investment Fund No.2

DBJ Securities Co., Ltd.

In the year ended March 31, 2012, DBJ Securities Co., Ltd. was newly consolidated due to acquisition of its shares.

(ii) Unconsolidated Subsidiaries

The number of unconsolidated subsidiaries as of March 31, 2012 is 23. The major unconsolidated subsidiary as of March 31, 2012 was UDS II Corporate Mezzanine Limited Partnership.

Unconsolidated subsidiaries are excluded from the scope of consolidation because such exclusion has no material impact on the consolidated financial statements in terms of total assets, income, net income, retained earnings and deferred hedge gains and losses.

(2) Application of the Equity Method

Under the influence concept, unconsolidated subsidiaries and affiliates over which DBJ Inc. has the ability to exercise significant influence are accounted for by the equity method.

(i) Unconsolidated subsidiaries not accounted for by the equity method

The number of unconsolidated subsidiaries not accounted for by the equity method as of March 31, 2012 was 23. The major unconsolidated subsidiary not accounted for by the equity method was UDS II Corporate Mezzanine Limited Partnership.

(ii) Affiliates accounted for by the equity method

The number of affiliates accounted for by the equity method as of March 31, 2012 was 15. The major affiliates accounted for by the equity method as of March 31, 2012 were as follows:

Makuhari Messe, Inc.

Hokkaido International Airlines Co., Ltd.

Urban Redevelopment Private Fund

Changes in scope of affiliates accounted for by the equity method:

Since DBJ-JAIC Investment Consulting (Beijing) Co., Ltd. was newly incorporated and the materiality of Asahikawa Airport Terminal Building Co., Ltd. increased during the year ended March 31, 2012, these two companies were newly accounted for by the equity method as of March 31, 2012.

(iii) Affiliates not accounted for by the equity method

The number of affiliates not accounted for by the equity method as of March 31, 2012 was 93. One of the major affiliates as of March 31, 2012 was:

New Perspective One LLC

Unconsolidated subsidiaries and affiliates that are not accounted for by the equity method have been excluded from the scope of the equity method because their aggregate effect in terms of net income, retained earnings and deferred gains and losses has no material impact on the consolidated financial statements of DBJ Inc.

(iv) Entities not recognized as affiliates where DBJ Inc. owns the voting rights between 20% and 50%

The following companies of which DBJ Inc. owns the voting rights between 20% and 50% were not recognized as affiliates accounted for by the equity method, since DBJ Inc.’s intent is to nurture the venture business and not to exercise significant influence on their operating and financing policies:

As of March 31, 2012

Narumi Corporation

Shinwa Seiko Corporation

Mediclude Co., Ltd.

Advangen, Inc.

Asahi Fiber Glass Company, Limited

Nihon Shoryoku Kikai Co., Ltd.

PRISM BioLab Corporation

Izumi Products Company

OPAL Co., Ltd.

Springsoft, Inc.

SKYROCKIT, Inc.

Teibow Co., Ltd.

(3) Balance Sheet Dates of Consolidated Subsidiaries

Balance sheet dates of consolidated subsidiaries are as follows:

Number of subsidiaries
2012
December 31	7
March 31	10

Consolidated subsidiaries are consolidated based on the financial statements that are prepared as of their year-end balance sheet date.

The necessary adjustments are made in the consolidated financial statements to reflect material transactions that occur between the year-end balance sheet date of the subsidiary and the consolidated balance sheet date.

(4) Elimination of Intercompany Balances and Transactions

All significant intercompany balances and transactions have been eliminated in consolidation. All material unrealized profit resulting from transactions between DBJ Inc. and its consolidated subsidiaries is eliminated.

(5) Amortization of Goodwill

The difference between the fair value of net assets and the cost of the acquired subsidiary is being amortized on a straight-line basis over the estimated beneficial period not exceeding 20 years. Minor differences are charged to income in the year of acquisition. The excess of the fair value over the cost of acquired subsidiaries (negative goodwill) is recognized as income immediately as incurred.

(b) Cash and Cash Equivalents

“Cash and Cash Equivalents” in the consolidated statements of cash flows consist of cash on hand and due from banks. The reconciliation between “Cash and cash equivalents” and “Cash and due from banks” in the consolidated balance sheet is as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Cash and due from banks	¥175,618	¥233,297	$2,136,741
Time deposits with banks	(51,476)	(33,605)	(626,317)

Cash and cash equivalents	¥124,141	¥199,692	$1,510,425

(c) Securities

Held-to-maturity debt securities are stated at amortized cost with amortization computed on a straight-line basis, using the weighted average method. Available-for-sale securities with readily available market quotations are stated at market value (cost is calculated principally using the weighted average method). Financial instruments whose fair value cannot be reliably determined are stated at cost using the weighted average method.

Investments in limited partnerships and other similar partnerships are accounted for at their original cost plus DBJ Inc.’s interest in earnings since acquisition and less any dividends received, based on their most recent financial statements.

Unrealized gains and losses on available-for-sale securities are included in equity, net of income taxes.

Securities which are held as trust assets in money held in trust accounts are valued in the same way as other securities.

(d) Valuation Method for Derivative Financial Instruments

All derivative financial instruments are carried at market value. Except for certain derivatives that are designated as hedging instruments as discussed below, gains or losses on derivative transactions are recognized in the statement of income.

(e) Hedge Accounting

(1) Hedge Accounting

          DBJ Inc. applies the deferral method of hedge accounting or the accrual method (*1). The portfolio hedge is accounted for by the method stipulated in “Accounting and Auditing Treatments on the Application of Accounting Standards for Financial Instruments in the Banking Industry,” issued by the Japanese Institute of Certified Public Accountants (the “JICPA Industry Audit Committee Report No. 24”). In addition, foreign currency swaps which are used to hedge foreign currency fluctuations are not translated at market values but at contractual rates, as the foreign currency swap contracts meet the hedging criteria under the Accounting Standards for Financial Instruments.

(2) Hedging Instruments and Hedged Items

•	Hedging Instruments	: Interest rate swaps
	Hedged Items	: Debentures, Borrowed money, Corporate bonds, Securities and Loans

•	Hedging Instruments	: Foreign currency swaps
	Hedged Items	: Foreign currency denominated loans and Debentures

(3) Hedging Policy

DBJ Inc. utilizes hedging instruments to hedge interest rates and foreign currency fluctuations on its assets and liabilities. Individual contracts or every constant group are drawn for each hedged item.

(4) Evaluation of Hedge Effectiveness

According to the risk management policy, DBJ Inc. evaluates the effectiveness of the hedges by testing whether the derivatives are effective in reducing the risks associated with the hedged items.

In addition, as for portfolio hedging activities to fix the cash flows, the effectiveness is assessed based on the correlation between the base interest rate index of the hedged cash flow and the hedging instrument.

With respect to an individual hedge, in regards to both interest rate swap contracts which meet the hedging requirements of the accrual method(*1) and foreign currency swap contracts which meet the hedging requirements of the assignment method(*2), under the Accounting Standards for Financial Instruments at the inception date, DBJ Inc. is not required to periodically evaluate hedge effectiveness.

*1.	If interest rate swap contracts are used as hedges and meet certain hedging criteria, the net amount to be paid or received under the interest rate swap contract is added to or deducted from the interest on the assets or liabilities for which the swap contract was executed.

*2.	In cases where foreign currency swaps are used as hedges and meet certain hedging criteria, foreign exchange forward contracts and hedged items are accounted for in the following manner;

(i)	If a foreign currency swap is executed to hedge existing foreign currency assets or liabilities, a) the difference, if any, between the Japanese yen amount of the hedged foreign currency asset or liability translated using the spot rate at the inception date of the contract and the book value of the asset or liability is recognized in the statement of income in the period which includes the inception date, and b) the discount or premium on the contract (that is, the difference between the Japanese yen amount of the contract translated using the contracted forward rate and that translated using the spot rate at the inception date of the contract) is recognized over the term of the contract.

(ii)	If a foreign currency swap is executed to hedge a future transaction denominated in a foreign currency, the future transaction will be recorded using the contracted forward rate, and no gains or losses on the foreign exchange forward contract are recognized.

(f) Fixed Assets

(1) Depreciation of Tangible Fixed Assets

Tangible Fixed Assets are stated at cost less accumulated depreciation. Tangible Fixed Assets of DBJ Inc. are depreciated using the declining-balance method, except for buildings (excluding installed facilities) that are depreciated on a straight-line basis, and depreciation of consolidated subsidiaries is computed principally using the straight-line method based on the estimate durability of assets.

The estimated useful lives are principally as follows:

Buildings	: 3 years to 50 years
Others	: 4 years to 20 years

(2) Amortization of Intangible Fixed Assets

Intangible Fixed Assets are amortized using the straight-line method. Capitalized software for internal use is amortized using the straight-line method based on the estimated useful lives (mainly from 3 to 5 years).

(3) Lease Assets

Depreciation for lease assets is computed by the straight-line method with zero residual value over the lease term.

(g) Long-lived Assets

DBJ Inc. reviews its long-lived assets for impairment whenever events or changes in circumstance indicate the carrying amount of an asset or asset group may not be recoverable. Impairment losses are recognized if the carrying amount of an asset or asset group exceeds the sum of the undiscounted future cash flows expected to result from the continued use and eventual disposition of the asset or asset group. The impairment losses would be measured as the amount by which the carrying amount of the asset exceeds its recoverable amount, which is the higher of the discounted cash flows from the continued use and eventual disposition of the asset or the net selling price at disposition.

(h) Debentures and Corporate Bonds Issuance Costs

“Debentures and Corporate Bonds Issuance Costs” are charged to income as incurred.

(i) Foreign Currency Translation and Revaluation Method

Assets and liabilities denominated in foreign currencies held by DBJ Inc. have been translated at the exchange rates prevailing as of the balance sheet date. Foreign currency accounts held by consolidated foreign subsidiaries are translated into the currency of the subsidiaries at the respective year-end exchange rates. The foreign exchange gains and losses from transactions are recognized in the statement of income to the extent that they are not hedged by forward exchange contracts. The balance sheet accounts of the consolidated foreign subsidiaries are translated into Japanese yen at the current exchange rate as of the balance sheet date except for equity, which is translated at the historical rate. Differences arising from such translation were shown as “Foreign Currency Transaction Adjustments” in a separate component of equity. Revenue and expense accounts of consolidated foreign subsidiaries are translated into yen at the exchange rate prevailing as of the balance sheet date.

(j) Allowance for Loan Losses

DBJ Inc. provides for “Allowance for Loan Losses” as detailed below pursuant to the internal policies for self-assessment of credit quality and loan losses. The allowance for claims on debtors who are legally bankrupt, in special liquidation or effectively bankrupt is provided for based on the amount of claims, after the write-off described below, net of amounts expected to be recovered through disposal of collateral or execution of guarantees. The allowance for claims on debtors who are not legally bankrupt at the moment, but are likely to become bankrupt, and for which future cash flows cannot reasonably be estimated (possibly bankrupt), is provided for at the amount considered to be necessary based on an overall solvency assessment performed on the claims, net of amounts expected to be recovered through disposal of collateral or execution of guarantees. With respect to the claims on debtors who are likely to become bankrupt or to be closely monitored, and for which future cash flows can reasonably be estimated, the allowance is provided for as the difference between the present value of expected future cash flows discounted at the contracted interest rate and the carrying value of the claims. The allowance for claims on debtors other than those described above is provided based on the historical default rate, which is calculated based on the actual defaults over a certain historical period. All claims are assessed initially by the investment and lending departments and then by the Credit Analysis Department, which is independent of the investment and lending departments based on internal policies for self-assessment of credit quality. The allowance is provided for based on the results of the self-assessment.

With respect to the claims on debtors who are legally or substantially bankrupt with collateral or guarantees, the amount of claims exceeding the estimated market values of collateral or guarantees which are deemed uncollectible were written-off, and totaled ¥59,113 million ($719,235 thousand) and ¥45,551 million for the years ended March 31, 2012 and 2011, respectively. The consolidated subsidiaries calculate the general reserve for “normal” categories based on the specific actual historical loss ratio, and the specific reserve for the “possibly bankrupt,” “effectively bankrupt” and “legally bankrupt” categories based on estimated losses, considering the recoverable value.

(k) Allowance for Investment Losses

“Allowance for Investment Losses” is provided for based on the estimated losses on certain investments based on an assessment of the issuers’ financial condition.

(l) Accrued Bonuses to Employees, Directors and Corporate Auditors

“Accrued Bonuses to Employees, Directors and Corporate Auditors” are provided for in the amount of the estimated bonuses which are attributable to the years ended March 31, 2012 and 2011.

(m) Reserve for Employees’ Retirement Benefits

DBJ Inc. has defined benefit pension plans, which consist of a defined-benefit corporate pension plan and a lump-sum severance indemnity plan. “Reserve for Employees’ Retirement Benefits” represents future payments for pension and retirement benefits to employees. It is accrued based on the projected benefit obligations and estimated pension plan assets at each fiscal year end. Prior service cost is amortized using the straight-line method over the period of ten years within the employees’ average remaining service period at incurrence. Net actuarial gains and losses is amortized using the straight-line method over the period of ten years within the employees’ average remaining service period commencing from the next fiscal year after incurrence.

DBJ Inc. has two types of pension plans for employees: a non-contributory and a contributory funded defined benefit pension plan.

         The contributory funded defined benefit pension plan, established under the Japanese Welfare Pension Insurance Law, covers a substitutional portion of the governmental pension program managed by DBJ Inc. on behalf of the government and a corporate portion established at the discretion of DBJ Inc. In accordance with the Defined Benefit Pension Plan Law enacted in April 2002, DBJ Inc. applied for an exemption from obligation to pay benefits for future employee services related to the substitutional portion which would result in the transfer of the pension obligations and related assets to the government upon approval. DBJ Inc. obtained an approval for exemption from the future obligation by the Ministry of Health, Labor and Welfare on July 1, 2010.

In the current year, DBJ Inc. applied for transfer of the substitutional portion of past pension obligations to the government and obtained approval by the Ministry of Health, Labor and Welfare on November 1, 2011. The actual transfer of the pension obligations and related assets to the government is to take place subsequently after the government’s approval.

Based upon the above approval in November 2011, DBJ Inc. recognized a gain on transfer of the substitutional portion of the governmental pension program in the amount of ¥ 11,036 million ($134,281 thousand) for the year ended March 31, 2012.

(n) Reserve for Directors’ and Corporate Auditors’ Retirement Benefits

“Reserve for Directors’ and Corporate Auditors’ Retirement Benefits” is accrued based on the amount that would be required if all directors and corporate auditors retired at balance sheet date.

(o) Asset Retirement Obligations

In March 2008, the ASBJ published the accounting standard for asset retirement obligations, ASBJ Statement No.18 “Accounting Standard for Asset Retirement Obligations” and ASBJ Guidance No.21 “Guidance on Accounting Standard for Asset Retirement Obligations”. Under this accounting standard, an asset retirement obligation is defined as a legal obligation imposed either by law or contract that results from the acquisition, construction, development and the normal operation of a tangible fixed asset and is associated with the retirement of such tangible fixed asset.

The asset retirement obligation is recognized as the sum of the discounted cash flows required for the future asset retirement and is recorded in the period in which the obligation is incurred if a reasonable estimate can be made. If a reasonable estimate of the asset retirement obligation cannot be made in the period the asset retirement obligation is incurred, the liability should be recognized when a reasonable estimate of asset retirement obligation can be made. Upon initial recognition of a liability for an asset retirement obligation, an asset retirement cost is capitalized by increasing the carrying amount of the related fixed asset by the amount of the liability.

The asset retirement cost is subsequently allocated to expense through depreciation over the remaining useful life of the asset. Over time, the liability is accreted to its present value each period. Any subsequent revisions to the timing or the amount of the original estimate of undiscounted cash flows are reflected as an increase or a decrease in the carrying amount of the liability and the capitalized amount of the related asset retirement cost.

(p) Lease Transactions

In March 2007, the ASBJ issued ASBJ Statement No. 13, “Accounting Standard for Lease Transactions,” which revised the previous accounting standard for lease transactions issued in June 1993. The revised accounting standard for lease transactions was effective for fiscal years beginning on or after April 1, 2008.

Under the previous accounting standard, finance leases that were deemed to transfer ownership of the leased property to the lessee were capitalized. However, other finance leases were permitted to be accounted for as operating lease transactions if certain “as if capitalized” information was disclosed in the note to the lessee’s financial statements. The revised accounting standard requires that all finance lease transactions be capitalized to recognize lease assets and lease obligations in the balance sheet. In addition, the revised accounting standard permits leases which existed at the transition date and do not transfer ownership of the leased property to the lessee to continue to be accounted for as operating lease transactions.

DBJ Inc. applied the revised accounting standard on October 1, 2008. In addition, DBJ Inc. continues to account for leases which existed at March 31, 2008 and were transferred to DBJ Inc. on October 1, 2008, and does not transfer ownership of the leased property to the lessee as operating lease transactions.

(q) Consumption Taxes

Income and expenses subject to consumption taxes exclude related consumption taxes paid or received.

(r) Income Taxes

The provision for income taxes is computed based on the pretax income included in the consolidated statements of income. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred taxes are measured by applying currently enacted tax laws to the temporary differences.

(s) Per Share Information

Basic net income per share is computed by dividing net income available to common stockholders by the weighted-average number of shares of common stock outstanding for the period, retroactively adjusted for stock splits. Diluted net income per share for the years ended March 31, 2012 and 2011 is not disclosed because there are no dilutive securities.

Cash dividends per share presented in the accompanying consolidated statements of income are dividends applicable to the year including dividends to be paid after the end of the year.

(t) Accounting Changes and Error Corrections

In December 2009, the ASBJ issued ASBJ Statement No. 24, “Accounting Standard for Accounting Changes and Error Corrections” and ASBJ Guidance No. 24, “Guidance on Accounting Standard for Accounting Changes and Error Corrections.” Accounting treatments under this standard and guidance are as follows:

(1) Changes in Accounting Policies — When a new accounting policy is applied with revision of accounting standards, the new policy is applied retrospectively unless the revised accounting standards include specific transitional provisions. When the revised accounting standards include specific transitional provisions, an entity shall comply with the specific transitional provisions.

(2) Changes in Presentations — When the presentation of financial statements is changed, prior-period financial statements are reclassified in accordance with the new presentation.

(3) Changes in Accounting Estimates — A change in an accounting estimate is accounted for in the period of the change if the change affects that period only, and is accounted for prospectively if the change affects both the period of the change and future periods.

(4) Corrections of Prior-Period Errors — When an error in prior-period financial statements is discovered, those statements are restated.

This accounting standard and the guidance are applicable to accounting changes and corrections of prior-period errors which are made from the beginning of the fiscal year that begins on or after April 1, 2011.

3. SECURITIES

Securities as of March 31, 2012 and 2011 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Japanese government bonds	¥247,012	¥418,710	$3,005,380
Corporate bonds	392,589	282,139	4,776,608
Equities	169,806	164,136	2,066,028
Other securities	367,214	300,594	4,467,871

Total	¥1,176,622	¥1,165,580	$14,315,887

*1.	Investments in unconsolidated subsidiaries and affiliates included in “Equities” as of March 31, 2012 and 2011, are ¥24,066 million ($292,818 thousand) and ¥24,293 million. Investments in unconsolidated subsidiaries and affiliates included in “Other securities” as of March 31, 2012 and 2011, are ¥44,288 million ($538,857 thousand) and ¥42,919 million.
*2.	DBJ Inc. has contingent liabilities for guarantees of corporate bonds among securities which were issued by private placement (Article 2 Paragraph 3 of Financial Instruments and Exchange Act) and amount to ¥697 million as of March 31, 2011.
*3.	There are no securities repledged as of March 31, 2012 and 2011. Securities accepted under repurchase agreements can be sold or repledged. Securities neither sold nor repledged are ¥152,889 million ($1,860,200 thousand) as of March 31, 2012.
*4.	Marketable securities available-for-sale are considered impaired if there is a considerable decline in the market value below the acquisition cost and such decline is not believed to be recoverable. The difference between the acquisition cost and the market value is the impairment loss for the fiscal year.

The criterion for determining “Considerable decline in market value” is as follows:

Market value declined by 50% or more of the acquisition cost.

Market value declined by 30% or more of the acquisition cost, and such decline is not considered as recoverable.

Impairment losses on marketable securities available-for-sale for the years ended March 31, 2012 and 2011 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Equities	¥64	¥8	$784
Bonds	31	4,104	377
Other	0	6	3

Total	¥95	¥4,119	$1,165

4. NON-PERFORMING LOANS

The amounts of non-performing loans included in “Loans” as of March 31, 2012 and 2011 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Loans to bankrupt debtors	¥10,686	¥6,811	$130,020
Delinquent loans	136,477	111,000	1,660,513
Loans past due three months or more	—	259	—
Restructured loans	52,782	49,210	642,199

Total	¥199,946	¥167,281	$2,432,731

*1.	The amounts of loans indicated above are stated at gross amounts, before reduction of the allowance for loan losses.
*2.	“Loans to bankrupt debtors” represent non-accrual loans to debtors who are legally bankrupt as defined in Article 96-1-3 and 4 of the Japanese Tax Law Enforcement Regulation.
*3.	“Delinquent loans” represent non-accrual loans other than (i) Loans to bankrupt debtors and (ii) Loans whose interest payments are deferred in order to assist or facilitate the restructuring efforts of borrowers in financial difficulty.
*4.	“Loans past due three months or more” are loans whose principal or interest payment is three months or more past due and do not fall under the category of “Loans to bankrupt debtors” or “Delinquent loans.”
*5.	“Restructured loans” are loans whose repayment terms have been modified to the advantage of debtors through means such as a reduction or exemption of interest rates, postponement of principal and interest payments, and forgiveness of loans to support or restructure the debtors’ businesses, and do not fall under the category of “Loans to bankrupt debtors,” “Delinquent loans,” or “Loans past due three months or more.”

5. COMMITMENTS

Loan commitment limits are contracts under which DBJ Inc. lends to customers up to the prescribed limits in response to customers’ application for loans as long as there is no violation of any condition in the contracts. As of March 31, 2012 and 2011, the amounts of unused commitments are ¥580,042 million ($7,057,341 thousand) and ¥245,482 million. As of March 31, 2012 and 2011, the amounts of unused commitments whose remaining contract term are within one year are ¥455,229 million ($5,538,740 thousand) and ¥132,978 million.

Since many of these commitments expire without being drawn down, the unused amount does not necessarily represent a future cash requirement. Most of these contracts have conditions whereby DBJ Inc. and its subsidiaries can refuse customers’ applications for loans or decrease the contract limits for proper reason (e.g., changes in financial situation, deterioration in customers’ credit worthiness). At the inception of contracts, DBJ Inc. and its subsidiaries obtain real estate, securities or other assets as collateral if considered necessary. Subsequently, DBJ Inc. and its subsidiaries perform periodic reviews of the customers’ business results based on internal rules, and take necessary measures to reconsider conditions in contracts and/or require additional collateral and guarantees.

6. OTHER ASSETS

Other assets as of March 31, 2012 and 2011 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Prepaid expenses	¥8,597	¥11,895	$104,609
Accrued income	44,382	40,250	539,995
Derivatives	62,528	49,509	760,784
Other	16,979	20,640	206,583

Total	¥132,487	¥122,296	$1,611,971

7. TANGIBLE FIXED ASSETS

Tangible fixed assets as of March 31, 2012 and 2011 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Buildings	¥8,682	¥9,191	$105,634
Land	45,562	47,808	554,353
Leased assets	59	74	720
Construction in progress	124,802	123,589	1,518,460
Other	1,856	822	22,587

Total	¥180,962	¥181,486	$2,201,754

Note:	Accumulated depreciation of tangible fixed assets as of March 31, 2012 and 2011, is ¥2,538 million ($30,886 thousand) and ¥1,837 million.

8. ALLOWANCE FOR LOAN LOSSES

An allowance for loan losses as of March 31, 2012 and 2011 is as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012
General allowance for loan losses	¥58,589	¥88,187	$712,853
Specific allowance for loan losses	92,859	73,420	1,129,815

Total	¥151,448	¥161,607	$1,842,667

9. DEBENTURES AND CORPORATE BONDS

Debentures and corporate bonds as of March 31, 2012 and 2011 are as follows:

	Issue date	Interest rate (%)	Maturity date	Millions of Yen			Thousands of U.S. Dollars
				2012		2011	2012
Debentures
Japanese government-guaranteed bonds 5-23*[1],7	Aug. 2001- Aug. 2008	0.8-2.2	Aug. 2011- Jun. 2023	¥632,606		¥682,486	$7,696,883
				[50,000	]		[608,347	]
Japanese government-guaranteed bonds 1-14	Nov. 2008- Mar. 2012	0.4-2.1	Jul. 2016- Feb. 2024	528,178		348,923	6,426,313

Japanese government-guaranteed foreign bond 67*[2]	Sep. 1998	1.81	Sep. 2028	25,066		25,070	304,987
Japanese government-guaranteed foreign bonds 1,3-14*[1],7	Nov. 1999- Nov. 2007	1.05-6.875	Aug. 2011- Nov. 2027	777,920		936,344	9,464,904
				[74,996	]		[912,476	]
Japanese government-guaranteed Euro MTN bonds 1-5*[3]	Dec. 2009- Mar. 2012	0.7175-2.875	Dec. 2014- Mar. 2017	284,868		163,092	3,465,974

FILP agency domestic bonds 5,7,9,11,13,16,17,19,20,22,24-51*[4,7]	Oct. 2002- Jul. 2008	0.78-2.74	Jun. 2011- Mar. 2047	829,856		1,104,812	10,096,808
				[219,990	]		[2,676,615	]
FILP agency foreign bond 1*[4,7]	Jun. 2007	1.65	Jun. 2012	49,997 [49,997	]	49,982	608,316 [608,316	]

Euro MTN bonds 2*[4,5]	Sep. 2008	2.032	Sep. 2023	2,000		2,000	24,334
Short-term corporate bonds*[7]	Apr. 2011- Mar. 2012	0.104-0.12499	May 2011- May 2012	50,999		—	620,503
				[50,999	]		[620,503	]
Corporate bonds
Corporate bonds through public placement1-23*[7]	Dec. 2008- Feb. 2012	0.241-1.745	Dec. 2011- Mar. 2019	474,000		267,000	5,767,125
				[60,000	]		[730,016	]
Corporate bonds through private placement 1-2	Aug. 2009- May 2011	0.48-0.847	Sep. 2014- Jun. 2015	20,000		10,000	243,339

Corporate bonds Euro MTN 6-15,17-30*[6],7	Mar. 2009- Jul. 2011	0.61586-1.47355	Mar. 2012- Jul. 2018	47,327		39,675	575,835
				[9,040	]		[110,000	]

Total				¥3,722,822		¥3,629,389	$45,295,320

*1.	These bonds are government-guaranteed bonds issued by the Development Bank of Japan.
*2.	This bond is a government-guaranteed bond issued by the Japan Development Bank.
*3.	These bonds are non-guaranteed bonds issued based on MTN program.
*4.	Fiscal Investment and Loan Program (FILP) agency bonds issued are not government-guaranteed. These bonds are issued by the Development Bank of Japan.
*5.	These bonds are FILP bonds issued based on MTN program.
*6.	These bonds are unsecured corporate bonds issued based on MTN program.
*7.	Figures indicated in brackets [ ] indicate the amounts to be redeemed within one year.

Scheduled redemptions of debentures and corporate bonds which have been assumed and repaid by DBJ Inc. for subsequent years as of March 31, 2012 are as follows:

The fiscal year ending March 31,

2013	¥515,024	million	$6,266,272	thousand
2014	296,353		3,605,707
2015	437,994		5,329,053
2016	342,311		4,164,877
2017	619,563		7,538,189

10. BORROWED MONEY

Borrowed money as of March 31, 2012 and 2011 is as follows:

			Millions of Yen		Thousands of U.S. Dollars
	Average interest rate (%)	Due date of repayment	2012	2011	2012
Borrowings	1.13	May 2012 - Jan. 2032	¥9,170,553	¥8,576,482	$111,577,487

Scheduled redemptions of borrowings for subsequent years as of March 31, 2012 are as follows:

The fiscal year ending March 31,

2013	¥1,341,870	million	$16,326,443	thousand
2014	1,204,191		14,651,310
2015	1,194,500		14,533,405
2016	1,102,995		13,420,068
2017	965,233		11,743,934

11. OTHER LIABILITIES

Other liabilities as of March 31, 2012 and 2011 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Accrued expenses	¥28,621	¥30,908	$348,240
Unearned income	562	739	6,839
Accrued income taxes	20,754	76	252,518
Derivatives	12,752	8,805	155,158
Lease obligations	87	132	1,060
Asset retirement obligations (Note 12)	1,047	1,046	12,742
Other	14,806	11,272	180,146

Total	¥78,631	¥52,981	$956,702

12. ASSET RETIREMENT OBLIGATIONS

DBJ Inc. recognizes asset retirement obligations associated with the recovery obligations provided by the real estate rental agreements. In addition, asset retirement obligations related to the obligations of pulling down the previous head office buildings and removing the toxic substances were recognized in connection with the head office relocation due to Otemachi redevelopment project.

The asset retirement obligation is calculated based on the sum of the discounted cash flows using discount rates from 0.4% to 1.1% with the estimated useful lives of 4 to 8 years.

The changes in asset retirement obligations for the years ended March 31, 2012 and 2011 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Balance at beginning of year	¥1,046	¥1,043	$12,728
Reconciliation associated with passage of time	0	1	12
Other	0	1	2

Balance at end of year	¥1,047	¥1,046	$12,742

13. ACCEPTANCES AND GUARANTEES

Acceptances and guarantees as of March 31, 2012 and 2011 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Guarantees	¥128,518	¥145,068	$1,563,674

14. ASSETS PLEDGED AS COLLATERAL

Loans and securities pledged as collateral in Real Time Gross Settlement for bank deposits at the Bank of Japan are ¥697,263 million ($8,483,557 thousand) and ¥14,714 million ($179,026 thousand) as of March 31, 2012. In addition, they are deposited as replacement of margin money for future trading and collateral for transactions, including exchange settlements as of March 31, 2012. Also, in other assets, ¥937 million ($11,407 thousand) of margin deposits for futures transactions is included and ¥42 million ($514 thousand) of guarantee deposits are included as of March 31, 2012. Under the DBJ Inc. Act (Act No. 17 and 26), the DBJ Act (Act No. 43), obligations created by the bonds issued by DBJ Inc. are secured by a statutory preferential right over the property of DBJ Inc. Denomination value of these debentures amounts to ¥2,318,822 million ($28,212,946 thousand) as of March 31, 2012.

Loans and securities pledged as collateral in Real Time Gross Settlement for bank deposits at the Bank of Japan are ¥700,942 million and ¥235,556 million as of March 31, 2011. In addition, they are deposited as replacement of margin money for future trading and collateral for transactions, including exchange settlements as of March 31, 2011. ¥1,575 million of securities are pledged as collateral for loans of companies which are investees of DBJ Inc. as of March 31, 2011. Also, in other assets, ¥937 million of margin deposits for futures transactions is included and ¥41 million of guarantee deposits are included as of March 31, 2011. Under the DBJ Inc. Act (Act No. 17 and 26), the DBJ Act (Act No. 43), obligations created by the bonds issued by DBJ Inc. are secured by a statutory preferential right over the property of DBJ Inc. Denomination value of these debentures amounts to ¥2,802,443 million as of March 31, 2011.

15. EQUITY

Japanese companies including DBJ Inc. are regulated by the Companies Act. In addition, DBJ Inc. is regulated by the DBJ Inc. Act. The significant provisions in the Companies Act and the DBJ Inc. Act that affect financial and accounting matters are summarized as follows:

(a) Dividends

Under the Companies Act, companies can distribute dividends at any time during the fiscal year in addition to the year-end dividend upon resolution at the shareholders meeting. For companies that meet certain criteria such as; (1) having the Board of Directors, (2) having independent auditors, (3) having the Board of Corporate Auditors, and (4) the term of service of the directors is prescribed as one year rather than two years of normal term in its articles of incorporation, the Board of Directors may declare dividends (except for dividends in kind) at any time during the fiscal year, prescribed that the Board of Directors can declare dividends in its articles of incorporation. DBJ Inc., however, shall not distribute such dividends based on resolution of the Board of Directors, since its article of incorporation is not prescribed that the Board of Directors can do such an action. The Companies Act provides certain limitations on the amounts available for dividends or the purchase of treasury stock. The Article 20 of the DBJ Inc. Act provides that the timing and amounts for dividends shall be authorized by the Finance Minister.

(b) Increases/Decreases and Transfer of Common Stock, Reserve and Surplus

The Companies Act requires that an amount equal to 10% of dividends must be set aside as a legal reserve (a component of retained earnings) or as additional paid-in capital (a component of capital surplus) depending on the equity account charged upon the dividends until the total aggregate amount of legal reserve and additional paid-in capital equal 25% of Common stock. Under the Companies Act, the total amount of additional paid-in capital and legal reserve may be reversed without limitation. The Companies Act also provides that common stock, legal reserve, additional paid-in capital, other capital surplus and retained earnings can be reclassified among the accounts under certain conditions upon resolution by the shareholders.

(c) Treasury Stock and Treasury Stock Acquisition Rights

The Companies Act also provides for companies to purchase treasury stock and dispose of the treasury stock based on resolution of the Board of Directors. The amount of treasury stock purchased cannot exceed the distributable amount to the shareholders which is determined by specific formula.

Under the Companies Act, stock acquisition rights are presented as a separate component of equity.

The Companies Act also provides that companies can purchase both treasury stock acquisition rights and treasury stock. The treasury stock acquisition rights are presented as a separate component of equity or deduction of stock acquisition rights.

(d) Solicitation and Delivery of Shares or Stock Acquisition Rights

        The Article 12 of the DBJ Inc. Act regulates that, if DBJ Inc. intends to solicit those who will subscribe for shares or stock acquisition rights offered, or to deliver shares or stock acquisition rights in connection with a share-for-share exchange, DBJ Inc. shall obtain an authorization from the Finance Minister.

(e) Common Stock Issued during the year ended March 31, 2012

On November 24, 2011, DBJ Inc. executed a request for redemption of government compensation bonds equivalent to ¥6,170 million ($75,070 thousand) to the Finance Minister and accordingly, capital stock of DBJ Inc. increased by that amount. And on March 24, 2012, DBJ Inc. issued 8,480 new shares of common stock by way of allocation of new stocks to the Finance Minister at ¥50,000 per share for ¥424 million ($5,159 thousand). As a result, ¥6,594 million ($80,229 thousand) was included in Capital stock.

16. PER SHARE INFORMATION

Basic net income per common share (“EPS”) for the years ended March 31, 2012 and 2011 is as follows:

	Millions of Yen	Thousands of Shares	Yen	U.S. Dollars
	Net income	Weighted average shares	EPS	EPS
Year ended March 31, 2012
Basic EPS
Net income available to common shareholders	¥77,313	43,624	¥1,772.27	$21.56

Year ended March 31, 2011
Basic EPS
Net income available to common shareholders	¥101,583	43,623	¥2,328.63

Note:	Diluted net income per share for the years ended March 31, 2012 and 2011 is not disclosed because there are no dilutive securities.

17. FEES AND COMMISSIONS (INCOME)

Fees and commissions (income) for the years ended March 31, 2012 and 2011 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Commissions	¥9,461	¥9,998	$115,118

18. OTHER OPERATING INCOME

Other operating income for the years ended March 31, 2012 and 2011 is as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Gains on sales of bonds	¥492	¥121	$5,994
Gains on redemption of bonds	5,000	77	60,836
Gains on derivative instruments	—	12,301	—
Other	30	141	367

Total	¥5,522	¥12,642	$67,197

19. OTHER INCOME

Other income for the years ended March 31, 2012 and 2011 is as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Reversal of allowance for investment losses	¥—	¥445	$—
Reversal of allowance for loan losses	—	8,095	—
Reversal of reserve for contingent losses	711	2,104	8,654
Gains on sales of equities and other securities	3,634	12,471	44,215
Gains on money held in trust	1,142	1,194	13,903
Equity in net income of affiliates	—	1,837	—
Gains on sales of fixed assets	104	7	1,267
Collection of written-off claims	10,120	8,002	123,140
Gain on transfer of the substitutional portion of the governmental pension program	11,036	—	134,281
Gains on investments in limited partnerships and other similar partnerships	7,750	5,777	94,294
Other	3,369	2,339	40,993

Total	¥37,868	¥42,275	$460,747

20. FEES AND COMMISSIONS (EXPENSES)

Fees and commissions (expenses) for the years ended March 31, 2012 and 2011 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Commissions	¥551	¥607	$6,714

21. OTHER OPERATING EXPENSES

Other operating expenses for the years ended March 31, 2012 and 2011 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Foreign exchange losses	¥892	¥6,939	$10,859
Debentures issuance costs	686	434	8,356
Corporate bonds issuance costs	518	184	6,308
Write-off of bonds	31	4,104	380
Other	493	350	6,002

Total	¥2,622	¥12,012	$31,906

22. OTHER EXPENSES

Other expenses for the years ended March 31, 2012 and 2011 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Provision for allowance for loan losses	¥1,413	¥—	$17,197
Write-off of loans	5,194	3,104	63,205
Losses on sales of equities and other securities	1,804	1,311	21,959
Write-off of equities	6,867	15,188	83,557
Losses on money held in trust	10	571	123
Losses on sales of fixed assets	314	3	3,830
Impairment loss	132	21	1,614
Early redemption charges	—	8,881	—
Losses on investments in limited partnerships and other similar partnerships	5,000	5,754	60,843
Other	2,708	3,065	32,960

Total	¥23,447	¥37,903	$285,287

23. EMPLOYEES’ RETIREMENT BENEFITS

Employees whose service with DBJ Inc. is terminated are, under most circumstances, entitled to retirement and pension benefits determined by reference to basic rates of pay at the time of termination, length of service and conditions under which the termination occurs. If the termination is involuntary, caused by retirement at the mandatory retirement age or caused by death, the employee is entitled to greater payment than in the case of voluntary termination.

Reserve for employees’ retirement benefits as of March 31, 2012 and 2011 consisted of the following:

(a) The Funded Status of the Pension Plans

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Projected benefit obligation	¥(36,101)	¥(47,110)	$(439,247)
Fair value of plan assets	21,466	19,316	261,176

Unfunded pension obligation	(14,635)	(27,793)	(178,071)

Unrecognized net actuarial losses	1,043	2,370	12,699
Unrecognized prior service cost	107	(462)	1,311

Reserve for employees’ retirement benefits	¥(13,484)	¥(25,885)	$(164,062)

*1.	The above projected benefit obligation as of March 31, 2011 includes a portion in which the pension fund manages on behalf of the Japanese government welfare program.
*2.	Certain subsidiaries apply the simplified method for the calculation of liability for employees’ retirement benefits.

(b) Components of Pension Cost

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Service cost	¥1,169	¥1,167	$14,234
Interest cost	842	923	10,251
Expected return on plan assets	(96)	(63)	(1,178)
Amortization of prior service cost	(23)	(35)	(286)
Amortization of net actuarial losses	220	171	2,683
Other	1	1	20

Net pension cost	¥2,114	¥2,166	$25,724

Gain on transfer of the substitutional portion of the governmental pension program	¥(11,036)	¥—	$(134,281)

*1.	All retirement benefit costs are classified as service cost for the subsidiaries applying the simplified method.
*2.	Contribution of pension premiums to the defined contribution pension plans of certain consolidated overseas subsidiaries is included in “Other”.

(c) Principal Assumptions Used

	2012	2011
Discount rate	2.0%	2.0%
Expected rate of return on plan assets	0.5%	0.5%
Amortization period of prior service cost	10 Years	10 Years
Amortization period of actuarial gains/losses	10 Years	10 Years

24. INCOME TAXES

DBJ Inc. and its domestic consolidated subsidiaries are subject to Japanese national and local income taxes which, in the aggregate, resulted in a normal effective statutory tax rate of approximately 40.69% for the years ended March 31, 2012 and 2011.

A reconciliation of the normal effective statutory tax rate with the actual effective tax rate for the years ended March 31, 2012 and 2011 is as follows:

	2012	2011
Normal effective statutory tax rate	40.69%	40.69%
Increase (decrease) in taxes resulting from:
Change in valuation allowance	(12.85)	(37.59)
Reduction of deferred tax assets due to changes of tax rate	3.16	—
Minority interests in net income of subsidiaries	0.75	(0.71)
Other	(2.77)	(1.13)

Actual effective tax rate	28.98%	1.26%

The tax effects of significant temporary differences and loss carryforwards which resulted in deferred tax assets and liabilities as of March 31, 2012 and 2011 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Deferred tax assets:
Allowance for loan losses	¥57,367	¥71,580	$697,984
Losses from revaluation of securities	27,394	37,916	333,310
Tax loss carryforwards	8,117	12,789	98,761
Reserve for retirement benefits	4,916	10,499	59,823
Other	6,700	5,374	81,530

Sub-total	104,497	138,162	1,271,409
Less-valuation allowance	(62,670)	(85,281)	(762,504)

Total	41,826	52,880	508,904

Deferred tax liabilities:
Deferred gain on derivatives under hedge accounting	(15,795)	(11,873)	(192,180)
Unrealized gain on available-for-sale securities	(7,052)	(4,136)	(85,803)
Other	(168)	(782)	(2,049)

Total	(23,015)	(16,792)	(280,032)

Net deferred tax assets	¥18,810	¥36,088	$228,872

On December 2, 2011, the “Act for Partial Amendment to the Income Tax Act, etc. for the purpose of Creating a Taxation System Responding to Changes in Economic and Social Structures” (Act No. 114 of 2011) and the “Act on Special Measures for Securing Financial Resources Necessary to Implement Measures for Reconstruction following the Great East Japan Earthquake” (Act No. 117 of 2011) were promulgated. Consequently, the corporate tax rate will be reduced and a special recovery tax will be imposed. In accordance with this tax reform, the effective statutory tax rate, which is used to measure deferred tax assets and deferred tax liabilities, has been reduced from 40.69% to 38.01% for temporary differences that are expected to be eliminated during the period from April 1, 2012 through March 31, 2015 and 35.64% for temporary differences to be eliminated on or after April 1, 2015. As a result, deferred tax assets and deferred tax liabilities decreased by ¥698 million ($8,500 thousand) and ¥5 million ($69 thousand), respectively and deferred gain on derivatives under hedge accounting, unrealized gain on available-for-sale securities and income taxes – deferred increased by ¥1,862 million ($22,656 thousand), ¥930 million ($11,325 thousand) and ¥3,483 million ($42,387 thousand), respectively.

25. LEASE TRANSACTIONS

DBJ Inc. and its domestic consolidated subsidiaries lease certain equipment and others. Lease payments under finance leases for the years ended March 31, 2012 and 2011 amounted to ¥150 million ($1,833 thousand) and ¥208 million, respectively.

Pro forma information of leased property such as acquisition cost, accumulated depreciation, obligations under finance leases, depreciation expense and interest expense for finance leases that do not transfer ownership of the leased property to the lessee on an “as if capitalized” basis for the years ended March 31, 2012 and 2011 is as follows:

	Millions of Yen
	2012
	Tangible fixed assets	Intangible fixed assets	Total
Acquisition cost	¥81	¥204	¥286
Accumulated depreciation	(56)	(178)	(234)
Accumulated impairment losses	—	—	—

Net leased property	¥25	¥25	¥51

	Millions of Yen
	2011
	Tangible fixed assets	Intangible fixed assets	Total
Acquisition cost	¥448	¥224	¥673
Accumulated depreciation	(328)	(144)	(473)
Accumulated impairment losses	(3)	—	(3)

Net leased property	¥115	¥80	¥195

	Thousands of U.S. Dollars
	2012
	Tangible fixed assets	Intangible fixed assets	Total
Acquisition cost	$997	$2,483	$3,481
Accumulated depreciation	(686)	(2,170)	(2,855)
Accumulated impairment losses	—	—	—

Net leased property	$312	$313	$625

Pro forma amounts of obligations under finance leases as of March 31, 2012 and 2011 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Due within 1 year	¥42	¥149	$523
Due after 1 year	10	53	133

Total	¥53	¥203	$657

Pro forma amounts of depreciation expense and interest expense under finance leases for the years ended March 31, 2012 and 2011 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Depreciation expense	¥144	¥200	$1,759
Interest expense	2	5	31

Total	¥147	¥206	$1,790

*1.	Depreciation expense is calculated using the straight-line method, assuming that useful life is equal to the lease term and that the residual value at the end of the lease term is zero.
*2.	The difference between total lease payments and the assumed acquisition cost of leased assets is charged to assumed interest expense and is allocated to each fiscal year using the interest method.

The minimum rental commitments under non-cancelable operating leases as of March 31, 2012 and 2011 are as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Due within 1 year	¥230	¥218	$2,811
Due after 1 year	100	148	1,217

Total	¥331	¥366	$4,028

26. OTHER COMPREHENSIVE INCOME

The components of other comprehensive income for the year ended March 31, 2012 are as follows:

	Millions of Yen	Thousands of U.S. Dollars
	2012	2012
Unrealized gain on available-for-sale securities:
Gains arising during the year	¥15,948	$194,047
Reclassification adjustments to profit or loss	(4,179)	(50,848)

Amount before income tax effect	11,769	143,200
Income tax effect	(2,915)	(35,472)

Total	8,854	107,728

Deferred gain on derivatives under hedge accounting:
Gains arising during the year	22,440	273,032
Reclassification adjustments to profit or loss	(8,229)	(100,133)

Amount before income tax effect	14,210	172,899
Income tax effect	(3,922)	(47,721)

Total	10,288	125,178

Foreign currency translation adjustments:
Losses arising during the year	(49)	(601)
Reclassification adjustments to profit or loss	—	—

Amount before income tax effect	(49)	(601)
Income tax effect	—	—

Total	(49)	(601)

Share of other comprehensive income in affiliates:
Gains arising during the year	70	855
Reclassification adjustments to profit or loss	(53)	(646)

Amount before income tax effect	17	209
Income tax effect	—	—

Total	17	209

Total other comprehensive income	¥19,110	$232,514

The corresponding information for the year ended March 31, 2011 was not required under the accounting standard for presentation of comprehensive income as an exemption for the first year of adopting that standard and not disclosed herein.

27. SEGMENT INFORMATION

DBJ Inc. consists of only one business segment of long-term financing and accordingly, the disclosure of the reportable segment information is omitted.

Related information:

Segment information by service for the years ended March 31, 2012 and 2011 is following:

	Millions of Yen
Year ended March 31, 2012	Loan business	Securities investment	Other	Total
Ordinary income from external customers	¥263,970	¥32,467	¥22,337	¥318,775

	Millions of Yen
Year ended March 31, 2011	Loan business	Securities investment	Other	Total
Ordinary income from external customers	¥271,860	¥37,716	¥35,612	¥345,189

	Thousands of U.S. Dollars
Year ended March 31, 2012	Loan business	Securities investment	Other	Total
Ordinary income from external customers	$3,211,707	$395,032	$271,777	$3,878,517

28. FINANCIAL INSTRUMENTS AND RELATED DISCLOSURES

(a) The Situation of Financial Instruments

(1) Policy for Financial Instruments

DBJ Inc. provides investment and loan services that are aimed to provide long-term stable funding. As main methods of acquiring funds, in addition to issuing corporate bonds and long-term borrowings, DBJ Inc. relies on the stable procurement of long-term funds from the government’s Fiscal Investment and Loan Program (FILP). Since long-term, fixed-rate makes up the majority of its assets, DBJ Inc. raises its funds mainly with long-term, fixed rate liabilities.

From both funding and investment aspects, DBJ Inc. implements comprehensive asset/liability management in order to mitigate the risk of capital shortfall and losses from fluctuations of interest rate and exchange rate. DBJ Inc. utilizes derivative financial instruments in order to hedge or control the risks related to interest and currency.

(2) Nature and Extent of Risks Arising from Financial Instruments

The financial assets in DBJ Inc. are mainly investments and loans in domestic clients, which are exposed to credit risk that stems from customers’ default of contracts and decline of their creditworthiness. Main categories of industries of debtors are transport and postal activities, manufacturing and others as of March 31, 2012. The changes of economic circumstances surrounding these industries may cause influence on fulfillment of their obligations. DBJ Inc. holds securities such as bonds, equities and investments in limited partnerships and other similar partnerships, which are exposed to issuer’s credit risk, interest rate risk, price volatility risk and other risks. DBJ Inc. does not have any trading-related risk because it does not engage in trading (specified transactions).

Although corporate bonds and borrowings are exposed to cash liquidity risk and interest rate risk, these risks are hedged or controlled by matching of financing and investing, interest-rate swap agreements and other transactions.

Foreign currency denominated loans, debentures and corporate bonds are exposed to exchange rate risk. DBJ Inc. mitigates this risk by matching foreign currency investments and loans with foreign currency corporate bonds and currency-related transactions.

DBJ Inc. utilizes derivative financial transactions such as interest-rate swap agreement and currency swap agreement in order to hedge or control the risks related to interest and currency. As for hedge accounting, DBJ Inc. applies the deferral hedge method or the accrual method to interest-rate swaps, and the assignment method to foreign currency swaps. Hedged items of interest-rate swaps are loans, securities, borrowings, debentures and corporate bonds. Hedged items of foreign currency swaps are foreign-currency denominated loans, debentures and corporate bonds. According to the risk management policy, DBJ Inc. evaluates the effectiveness of the hedges by testing whether the derivatives are effective in reducing the risks associated with the hedged items.

(3) Risk Management for Financial Instruments

(i) Credit Risk Management

In accordance with the internal guidelines, DBJ Inc. utilizes credit exposure management and portfolio management for investment and loan. When making an investment or loan, DBJ Inc. examines the entity’s project viability and the project’s profitability. After that, DBJ Inc. sets ratings along with internal borrower rating system, grants credit amount, sets collateral and guarantee. The sales and credit analysis departments hold separate roles in the screening and administering of credit for individual loans and each department keeps the operations of the other in check. The Committee on Investment and Loan Decisions meets as needed to deliberate important issue concerning the management and governance of individual loans. DBJ Inc. performs a comprehensive analysis of data based on borrower ratings, and calculates the loan portfolio’s overall exposure to credit risk, which is measured regularly to ensure that such risk remains within specified range of capital.

The credit risk of securities is managed in the same way as that of loans. In addition, DBJ Inc. regularly examines total risk which takes into account the market value of the securities. As for counterparty risk arising from derivative transactions, DBJ Inc. manages derivative transactions by continually monitoring the cost of restructuring its transactions and creditworthiness of each counterparty. Additionally, DBJ Inc. diversifies transactions among several counterparties to manage counterparty risk.

(ii) Market Risk Management

1) Interest Rate Risk Management

DBJ Inc. manages interest rate risk by asset/liability management. Details of risk management methods and procedures are determined on internal regulations, and Management Committee and ALM & Risk Management Committee have discussion about determination of policies on asset/liability management, monitoring of implementation and future plans. In addition, risk management department monitors interest and term of financial assets/debts overall. ALM & Risk Management Committee conducts regular monitoring with cash flow ladder analyses (gap analysis), value at risk (VaR), interest rate sensitivity analyses (basis point value), and other methods. As a part of asset/liability management, interest-rate swaps are conducted hedging interest rate risk.

2) Foreign Exchange Risk Management

Foreign currency receivable and bonds are exposed to the exchange rate risk, therefore those risks are hedged or controlled not only by setting off some foreign currency denominated investment and loan as foreign currency denominated corporate bond and debenture but also by making currency-related transactions.

3) Price Volatility Risk Management

When DBJ Inc. acquires financial assets entailing price volatility risk such as securities with market value, it follows in-house regulations and policies which have been developed taking into account market fluctuation risks, and risk management department involves in the decisions as necessary. Through regular monitoring, price volatility risks are reviewed on a timely basis and reported to ALM & Risk Management Committee periodically.

4) Derivative Transactions

About derivative transactions, the front office, the back office and the risk management department are separated from each other, and each department keeps the operations of the other in check based on in-house regulations.

5) Quantitative Information about Market Risk

DBJ Inc. has not been engaged in trading activities, and all the assets and liabilities are financial instruments other than for trading purposes.

Market risk volume (estimated loss) is based on VaR using historical simulation method (holding period of 1 year, observation period of 5 years, and confidence interval of 99.9%). The amount of market risk (risks pertaining to the changes in interest rates, foreign exchanges and market prices) as of March 31, 2012 and 2011 was ¥41,484 million ($504,744 thousand) and ¥73,672 million, respectively. Such measurements are conducted by the risk management department on a regular basis and reported to ALM & Risk Management Committee to utilize for establishing ALM operating policies.

DBJ Inc. conducts backtesting to compare the VaR calculated by the model with hypothetical performances calculated based on the actual market movements and confirms that the measurement models in use capture the market risk on a sufficient accuracy. VaR measures the market risk volume under a definite probability of incidence calculated statistically based on the historical market movements and accordingly, and therefore there may be cases where market risk cannot be captured in such situations as when market conditions are changing dramatically beyond what was experienced historically.

(iii) Liquidity Risk Management on Financing

Risk management department monitors possession level of cash liquidity and report it to the ALM & Risk Management Committee periodically in line with in-house regulations of liquidity risk management on financing. The ALM & Risk Management Committee manages the liquidity risk by appropriate operations of financing and investing depending on the situations of risks.

(4) Supplementary Explanation on Fair Value of Financial Instruments

The fair value of financial instruments is measured at the quoted market price. If quoted price is not available, DBJ Inc. measures reasonably assessed price. Because assessed price is computed under certain conditions, it could differ in price according to the different conditions.

(b) Fair Values Information of Financial Instruments

The following are the carrying amount, fair value and differences between them as of March 31, 2012 and 2011. Unlisted equities and others, whose fair value cannot be reliably determined, are excluded from the table below (see (2)).

	Millions of Yen
	2012
	Carrying amount	Fair value	Difference
Cash and due from banks	¥175,618	¥175,618	¥—
Call loans and bills bought	89,500	89,500	—
Reverse repurchase agreements	152,889	152,889	—
Securities
Held-to-maturity debt securities	672,405	695,762	23,357
Available-for-sale securities	213,894	213,894	—
Loans	13,645,469
Allowance for loan losses*[1]	(149,928)

	13,495,540	14,113,871	618,330

Total assets	¥14,799,848	¥15,441,536	¥641,687

Debentures	3,130,495	3,260,653	130,158
Borrowed money	9,170,553	9,290,125	119,571
Short-term bonds	50,999	50,999	—
Corporate bonds	541,327	544,484	3,157

Total liabilities	¥12,893,376	¥13,146,263	¥252,887

Derivative transactions*[2]
Derivative transactions not qualifying for hedge accounting	12,904	12,904	—
Derivative transactions qualifying for hedge accounting	36,871	36,871	—

Total derivative transactions	¥49,776	¥49,776	¥—

	Millions of Yen
	2011
	Carrying amount	Fair value	Difference
Cash and due from banks	¥233,297	¥233,297	¥—
Call loans and bills bought	61,852	61,852	—
Securities
Held-to-maturity debt securities	526,637	548,939	22,301
Available-for-sale securities	360,318	360,318	—
Loans	13,031,480
Allowance for loan losses*[1]	(160,292)

	12,871,187	13,449,875	578,687

Total assets	¥14,053,292	¥14,654,282	¥600,989

Debentures	3,312,713	3,410,637	97,924
Borrowed money	8,576,482	8,692,747	116,264
Corporate bonds	316,675	318,865	2,190

Total liabilities	¥12,205,871	¥12,422,250	¥216,379

Derivative transactions*[2]
Derivative transactions not qualifying for hedge accounting	13,262	13,262	—
Derivative transactions qualifying for hedge accounting	27,441	27,441	—

Total derivative transactions	¥40,703	¥40,703	¥—

	Thousands of U.S. Dollars
	2012
	Carrying amount	Fair value	Difference
Cash and due from banks	$2,136,741	$2,136,741	$—
Call loans and bills bought	1,088,940	1,088,940	—
Reverse repurchase agreements	1,860,200	1,860,200	—
Securities
Held-to-maturity debt securities	8,181,106	8,465,289	284,183
Available-for-sale securities	2,602,440	2,602,440	—
Loans	166,023,471
Allowance for loan losses*[1]	(1,824,167)

	164,199,304	171,722,491	7,523,187

Total assets	$180,068,730	$187,876,101	$7,807,371

Debentures	38,088,519	39,672,150	1,583,631
Borrowed money	111,577,487	113,032,308	1,454,821
Short-term bonds	620,503	620,503	—
Corporate bonds	6,586,298	6,624,710	38,412

Total liabilities	$156,872,807	$159,949,671	$3,076,864

Derivative transactions*[2]
Derivative transactions not qualifying for hedge accounting	157,014	157,014	—
Derivative transactions qualifying for hedge accounting	448,612	448,612	—

Total derivative transactions	$605,626	$605,626	$—

*1.	General and specific allowances for loan losses are deducted. Allowance for loan losses is set off against the carrying amount directly due to immateriality.
*2.	Assets and liabilities arising from derivative transactions are presented on a net basis.

(1) Following are the methods used to calculate the fair values of financial instruments:

Assets

(i) Cash and due from banks

For deposits without maturity, the carrying amount is presented as the fair value, as the fair value approximates such carrying amount. For deposits with maturity, the carrying amount is presented as the fair value, as the fair value approximates such carrying amount because the remaining maturity period of the majority of such deposits is short (maturity within 1 year).

(ii) Call loans and bills bought and Reverse repurchase agreements

For each of these items, the majority of transactions are short contract terms (1 year or less). Thus, the carrying amount is presented as the fair value, as the fair value approximates such carrying amount.

(iii) Securities

The fair value of marketable equity securities is measured at market price. The fair value of bonds is measured at market price or quoted price from third party. For bonds without such price, the fair value is determined by discounting contractual cash flows at the rates that consist of the risk free rate and the credit risk premium that is based on types of securities, internal ratings and maturity length.

(iv) Loans

The fair value of loans is determined by discounting contractual cash flows at the rates that consist of the risk free rate and the credit risk premium that is based on types of loans, internal ratings and maturity length. Foreign currency swap contracts which meet the hedging requirements of the assignment method is qualified to loans, the contractual cash flows are based on the interest rate swap and foreign currency swap. For loans which are short contract terms (1year or less), the carrying amount is presented as the fair value, as the fair value approximates such carrying amount. With respect to the claims on debtors who are likely to become bankrupt or to be closely monitored, and for which future cash flows can reasonably be estimated, the fair values are determined by discounting expected cash flows that reflect expected loss at the risk free rate. For loans to obligors “legally bankrupt,” “effectively bankrupt” and “possibly bankrupt,” the reserve is provided based on the discounted cash flow method, or based on amounts expected to be collected through the disposal of collateral or execution of guarantees, carrying value net of the reserve as of the consolidated balance sheet date is the reasonable estimate of the fair values of those loans.

Liabilities

(i) Debentures

For floating rate debentures issued by DBJ Inc., the carrying amount is presented as the fair value, as the fair value approximates such carrying amount. This is on the basis that the market interest rate is reflected in the fair value of such debentures because the terms of these were set within a short time period and that there has been no significant change in the creditworthiness of DBJ Inc. before and after the issuance. For fixed rate debentures with market prices, the fair value is determined based on their market price. For fixed rate debentures without market prices, the fair value is determined by discounting contractual cash flows based on types of maturity lengths (when interest rate swap contracts which meet the hedging requirements of the accrual method is qualified to debentures, the contractual cash flows are based on the interest rate swap) at the rates that consist of the risk free rate and the rate of certain costs applicable to DBJ Inc. Foreign currency swap contracts which meet the hedging requirements of the assignment method is qualified to debentures, the contractual cash flows are based on the interest rate and foreign currency swap.

(ii) Borrowed money

For floating rate borrowed money, the carrying amount is presented as the fair value, as the fair value approximates such carrying amount. This is on the basis that the market interest rate is reflected in the fair value of such borrowed money because the terms of these were set within a short time period for such variable rate borrowings and that there has been no significant change in the creditworthiness of DBJ Inc. nor consolidated subsidiaries before and after such borrowings were made. For fixed rate borrowed money, the fair values are determined by discounting contractual cash flows based on types of maturity lengths (when interest rate swap contracts which meet the hedging requirements of the accrual method is qualified to borrowings, the contractual cash flows are based on the interest rate swap) at the rates that consist of the risk free rate and the rate of certain costs applicable to DBJ Inc. or consolidated subsidiaries.

(iii) Short-term corporate bonds

The carrying amount is presented as the fair value, as the fair value approximates such carrying amount because of the short contract terms (1 year or less).

(iv) Corporate bonds

For floating rate corporate bonds issued by DBJ Inc., the carrying amount is presented as the fair value, as the fair value approximates such carrying amount. This is on the basis that the market interest rate is reflected in the interest rate set within a short time period and that there has been no significant change in the creditworthiness of us before and after the issuance. For fixed rate corporate bonds with market prices, the fair value is determined based on their market price. For fixed rate corporate bonds without market prices, the fair value is determined by discounting contractual cash flows based on types of maturity lengths (when interest rate swap contracts which meet the hedging requirements of the accrual method is qualified to corporate bonds, the contractual cash flows are based on the interest rate swap) at the rates that consist of the risk free rate and the rate of certain costs applicable to DBJ Inc.

Derivatives

The information of the fair values for derivatives is included in Note 29.

(2) Following are the financial instruments whose fair value cannot be reliably determined as of March 31, 2012 and 2011:

These securities are not included in the amount in the table summarizing fair values of financial Instruments.

	Carrying amount
	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Money held in trust*[1]	¥24,423	¥24,819	$297,154
Unlisted equities*[2,3]	127,999	133,860	1,557,367
Investments in limited partnerships and other similar partnerships*[1],3	126,977	117,040	1,544,922
Unlisted other securities*[2,3]	35,346	27,723	430,053

Total	¥314,746	¥303,444	$3,829,496

*1.	Assets in trust and partnership assets which consist of financial instruments, whose fair value cannot be reliably determined, such as unlisted equities and other securities, are not subject to disclosing of fair values.
*2.	Financial instruments for which quoted price is not available and fair value cannot be reliably determined, are not subject to disclosing of fair values.
*3.	Impairment loss on financial instruments whose fair value cannot be reliably determined for the year ended March 31, 2012 and 2011 was ¥6,803 million ($82,772 thousand) and ¥15,173 million, respectively. The breakdown is; unlisted equities ¥6,685 million ($81,340 thousand) and ¥13,548 million, unlisted other securities ¥117 million ($1,433 thousand) and ¥1,592 million for the years ended March 31, 2012 and 2011, respectively, and investments in limited partnerships ¥32 million for the year ended March 31, 2011.

(3) Following are the maturity analysis for financial assets and securities with contractual maturities as of March 31, 2012:

	Millions of Yen
	2012
	Due in 1 year or less	Due after 1 year through 3 years	Due after 3 years through 5 years	Due after 5 years through 7 years	Due after 7 years through 10 years	Due after 10 years
Due from banks	¥175,614	¥—	¥—	¥—	¥—	¥—
Call loans and bills bought	89,500	—	—	—	—	—
Securities
Held-to-maturity debt securities with market values	44,344	85,551	299,014	148,379	43,226	51,888
Japanese government bonds	—	—	36,372	67,074	30,626	40,388
Japanese local government bonds	—	—	—	—	—	—
Short-term corporate bonds	—	—	—	—	—	—
Corporate bonds	38,200	60,172	162,498	28,700	2,600	11,500
Other	6,143	25,378	100,143	52,605	10,000	—
Available-for-sale securities with contractual maturities*	52,591	25,296	34,946	3,200	48,542	2,833
Japanese government bonds	49,978	—	—	1,048	21,523	—
Japanese local government bonds	—	—	—	—	—	—
Short-term corporate bonds	—	—	—	—	—	—
Corporate bonds	2,613	21,815	34,940	2,151	27,018	—
Other	—	3,480	6	—	—	2,833
Loans*	1,786,870	3,884,502	3,247,912	1,835,293	1,967,851	775,873

Total	¥2,148,921	¥3,995,350	¥3,581,874	¥1,986,873	¥2,059,620	¥830,595

	Thousands of U.S. Dollars
	2012
	Due in 1 year or less	Due after 1 year through 3 years	Due after 3 years through 5 years	Due after 5 years through 7 years	Due after 7 years through 10 years	Due after 10 years
Due from banks	$2,136,692	$—	$—	$—	$—	$—
Call loans and bills bought	1,088,940	—	—	—	—	—
Securities
Held-to-maturity debt securities with market values	539,532	1,040,896	3,638,094	1,805,326	525,938	631,320
Japanese government bonds	—	—	442,544	816,088	372,634	491,400
Japanese local government bonds	—	—	—	—	—	—
Short-term corporate bonds	—	—	—	—	—	—
Corporate bonds	464,782	732,115	1,977,110	349,191	31,634	139,920
Other	74,749	308,782	1,218,440	640,047	121,669	—
Available-for-sale securities with contractual maturities*	639,879	307,775	425,193	38,937	590,609	34,479
Japanese government bonds	608,079	—	—	12,758	261,876	—
Japanese local government bonds	—	—	—	—	—	—
Short-term corporate bonds	—	—	—	—	—	—
Corporate bonds	31,801	265,428	425,120	26,179	328,733	—
Other	—	42,347	73	—	—	34,479
Loans*	21,740,733	47,262,476	39,517,127	22,329,892	23,942,706	9,440,004

Total	$26,145,777	$48,611,148	$43,580,414	$24,174,155	$25,059,253	$10,105,802

Note:	Obligations to “Legally Bankrupt,” “Effectively Bankrupt” and “Possibly Bankrupt” amount to ¥147,541 million ($1,795,128 thousand) are not included as of March 31, 2012. The breakdown is; available-for-sale securities with contractual maturities ¥377 million ($4,596 thousand) and loans ¥147,163 million ($1,790,533 thousand).

(4) Maturity analysis for Debentures, Borrowed money and Other Liability with Interest as of March 31, 2012 are as follows:

	Millions of Yen
	2012
	Due in 1 year or less	Due after 1 year through 3 years	Due after 3 years through 5 years	Due after 5 years through 7 years	Due after 7 years through 10 years	Due after 10 years
Borrowed money	¥1,341,870	¥2,398,691	¥2,068,229	¥1,163,007	¥1,129,073	¥1,069,681
Short-term corporate bonds	50,999	—	—	—	—	—
Debentures and corporate bonds	464,025	734,347	961,875	452,038	408,507	651,029

Total	¥1,856,895	¥3,133,039	¥3,030,104	¥1,615,045	¥1,537,581	¥1,720,710

	Thousands of U.S. Dollars
	2012
	Due in 1 year or less	Due after 1 year through 3 years	Due after 3 years through 5 years	Due after 5 years through 7 years	Due after 7 years through 10 years	Due after 10 years
Borrowed money	$16,326,443	$29,184,714	$25,164,002	$14,150,232	$13,737,359	$13,014,737
Short-term corporate bonds	620,503	—	—	—	—	—
Debentures and corporate bonds	5,645,769	8,934,759	11,703,067	5,499,915	4,970,282	7,921,025

Total	$22,592,715	$38,119,474	$36,867,068	$19,650,148	$18,707,641	$20,935,762

29. DERIVATIVE TRANSACTIONS

(a) Derivative Transactions to which Hedge Accounting is not applied

(1) Interest Rate-related Transactions

	Millions of Yen
	2012
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after 1 year
Over-the-counter Swaps
Receive fixed/ Pay float	¥590,096	¥507,934	¥17,267	¥17,267
Receive float/ Pay fixed	588,298	506,242	(13,908)	(13,908)

Total	—	—	¥3,358	¥3,358

	Millions of Yen
	2011
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after 1 year
Over-the-counter Swaps
Receive fixed/ Pay float	¥603,529	¥532,868	¥15,372	¥15,372
Receive float/ Pay fixed	602,607	532,028	(11,479)	(11,479)

Total	—	—	¥3,892	¥3,892

	Thousands of U.S. Dollars
	2012
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after 1 year
Over-the-counter Swaps
Receive fixed/ Pay float	$7,179,663	$6,180,008	$210,089	$210,089
Receive float/ Pay fixed	7,157,781	6,159,422	(169,225)	(169,225)

Total	—	—	$40,864	$40,864

*1.	The above transactions are marked to market and changes in unrealized gains (losses) are included in the consolidated statements of income.
*2.	Fair values for the over-the-counter transactions are based primarily on discounted present values.

(2) Currency-related Transactions

	Millions of Yen
	2012
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after 1 year
Over-the-counter Swaps	¥97,497	¥97,497	¥14,030	¥14,030
Forwards
Sold	107,290	—	(3,437)	(3,437)
Bought	8	—	(0)	(0)

Total	—	—	¥10,592	¥10,592

	Millions of Yen
	2011
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after 1 year
Over-the-counter Swaps	¥97,497	¥97,497	¥12,779	¥12,779
Forwards
Sold	158,859	—	(1,620)	(1,620)
Bought	38,139	—	(76)	(76)

Total	—	—	¥11,082	¥11,082

	Thousands of U.S. Dollars
	2012
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after 1 year
Over-the-counter Swaps	$1,186,245	$1,186,245	$170,709	$170,709
Forwards
Sold	1,305,391	—	(41,829)	(41,829)
Bought	102	—	(1)	(1)

Total	—	—	$128,880	$128,880

*1.	The above transactions are marked to market and changes in unrealized gains (losses) are included in the consolidated statements of income.
*2.	Fair values are based primarily on discounted present values.

(3) Equity-related Transactions

Not applicable.

(4) Bond-related Transactions

Not applicable

(5) Commodity-related Transactions

Not applicable.

(6) Credit Derivatives Transactions

	Millions of Yen
	2012
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after 1 year
Over-the-counter Credit default options
Sold	¥85,219	¥74,219	¥(895)	¥(895)
Bought	11,000	—	(150)	(150)

Total	—	—	¥(1,046)	¥(1,046)

	Millions of Yen
	2011
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after 1 year
Over-the-counter Credit default options
Sold	¥178,660	¥95,110	¥(1,272)	¥(1,272)
Bought	36,000	11,000	(439)	(439)

Total	—	—	¥(1,712)	¥(1,712)

	Thousands of U.S. Dollars
	2012
	Contract amount		Fair value	Unrealized gains (losses)
	Total	Due after 1 year
Over-the-counter Credit default options
Sold	$1,036,865	$903,029	$(10,894)	$(10,894)
Bought	133,856	—	(1,836)	(1,836)

Total	—	—	$(12,730)	$(12,730)

*1.	The above transactions are marked to market and changes in unrealized gains (losses) are included in the consolidated statements of income.
*2.	Fair values are based on discounted present values or the counterparties’ tendered price.
*3.	‘Sold’ means the underwriting of credit risk and ‘Bought’ means the transferring of credit risk.

(b) Derivative Transactions to which Hedge Accounting is applied

(1) Interest Rate-related Transactions

		Millions of Yen
		2012
		Contract amount		Fair value
	Hedged item	Total	Due after 1 year
Deferral method Swaps	Debentures, Borrowed money, Corporate bonds, Securities and Loans
Receive fixed/ Pay float		¥485,498	¥479,741	¥39,656
Receive float/ Pay fixed		66,529	61,028	(2,784)

Accrual method Swaps	Debentures, Borrowed money, Corporate bonds and Loans
Receive fixed/ Pay float		566,400	547,724	*	[3]
Receive float/ Pay fixed		444	325

Total		—	—	¥36,871

		Millions of Yen
		2011
		Contract amount		Fair value
	Hedged item	Total	Due after 1 year
Deferral method Swaps	Debentures, Borrowed money, Corporate bonds and Loans
Receive fixed/ Pay float		¥585,389	¥577,498	¥29,925
Receive float/ Pay fixed		50,231	45,129	(2,484)

Accrual method Swaps	Debentures, Borrowed money, Corporate bonds and Loans
Receive fixed/ Pay float		405,804	394,040	*	[3]
Receive float/ Pay fixed		563	444

Total		—	—	¥27,441

		Thousands of U.S. Dollars
		2012
		Contract amount		Fair value
	Hedged item	Total	Due after 1 year
Deferral method Swaps	Debentures, Borrowed money, Corporate bonds, Securities and Loans
Receive fixed/ Pay float		$5,907,024	$5,836,975	$482,496
Receive float/ Pay fixed		809,465	742,526	(33,884)

Accrual method Swaps	Debentures, Borrowed money, Corporate bonds and Loans
Receive fixed/ Pay float		6,891,361	6,664,124	*	[3]
Receive float/ Pay fixed		5,408	3,966

Total		—	—	$448,612

*1.	DBJ Inc. applies the deferral method of hedge accounting primarily stipulated in “Accounting and Auditing Treatments on the Application of Accounting Standards for Financial Instruments in Banking Industry” (JICPA Industry Audit Committee Report No. 24).
*2.	Fair values for the over-the-counter transactions are based primarily on discounted present values.
*3.	The above interest rate swap contracts which qualify for the hedging requirements of the accrual method are not remeasured at fair value but the differential paid or received under the swap agreements are recognized and included in interest expense or income. In addition, the fair value of such interest rate swaps in Note 28 “FINANCIAL INSTRUMENTS AND RELATED DISCLOSURES” is included in that of hedged items such as debentures, borrowed money, corporate bonds and loans.

(2) Currency-related Transactions

Millions of Yen
2012
		Contract amount		Fair value
	Hedged item	Total	Due after 1 year
Translated at contractual rates	Foreign-currency loans
Swaps		¥5,427	¥—	*

Total		—	—	—

Millions of Yen
2011
		Contract amount		Fair value
	Hedged item	Total	Due after 1 year
Translated at contractual rates	Foreign-currency debentures and loans
Swaps		¥164,228	¥5,427	*

Total		—	—	—

Thousands of U.S. Dollars
2012
		Contract amount		Fair value
	Hedged item	Total	Due after 1 year
Translated at contractual rates	Foreign-currency loans
Swaps		$66,036	$—	*

Total		—	—	—

Note:	The above foreign currency swap contracts which qualify for the hedging requirements of assignment method are not subject to the disclosure of fair value information. In addition, the fair value of such foreign currency swaps in Note 28 “FINANCIAL INSTRUMENTS AND RELATED DISCLOSURES” is included in that of hedged items such as foreign-currency debentures and loans.

(3) Equity-related Transactions

Not applicable.

(4) Bond-related Transactions

Not applicable.

30. FAIR VALUE OF SECURITIES AND MONEY HELD IN TRUST

Fair value of securities, money held in trust and negotiable certificate of deposit classified as “Cash and due from banks” as of March 31, 2012 and 2011 is summarized below.

(a) Securities

(1) Held-to-maturity Debt Securities as of March 31, 2012

		Millions of Yen
		2012
		Carrying amount	Fair value	Difference
Fair value exceeds carrying amount	Japanese government bonds	¥174,461	¥182,231	¥7,769
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	134,420	141,047	6,626
	Other	134,405	147,887	13,482

Sub-total		443,288	471,166	27,878

Fair value does not exceed carrying amount	Japanese government bonds	—	—	—
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	169,250	166,282	(2,968)
	Other	59,866	58,312	(1,553)

Sub-total		229,116	224,595	(4,521)

Total		¥672,405	¥695,762	¥23,357

		Thousands of U.S. Dollars
		2012
		Carrying amount	Fair value	Difference
Fair value exceeds carrying amount	Japanese government bonds	$2,122,666	$2,217,198	$94,531
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	1,635,487	1,716,110	80,624
	Other	1,635,302	1,799,341	164,039

Sub-total		5,393,455	5,732,649	339,194

Fair value does not exceed carrying amount	Japanese government bonds	—	—	—
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	2,059,265	2,023,151	(36,114)
	Other	728,385	709,489	(18,897)

Sub-total		2,787,651	2,732,640	(55,011)

Total		$8,181,106	$8,465,289	$284,183

(2) Held-to-maturity Debt Securities as of March 31, 2011

		Millions of Yen
		2011
		Carrying amount	Fair value	Difference
Fair value exceeds carrying amount	Japanese government bonds	¥175,234	¥178,884	¥3,650
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	107,993	114,241	6,248
	Other	109,469	123,851	14,382

Sub-total		392,696	416,977	24,281

Fair value does not exceed carrying amount	Japanese government bonds	—	—	—
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	99,396	98,633	(762)
	Other	34,545	33,328	(1,216)
Sub-total		133,941	131,961	(1,979)

Total		¥526,637	¥548,939	¥22,301

Note:	Fair value is based on the closing price at the consolidated balance sheet date.

(3) Available-for-sale Securities as of March 31, 2012

		Millions of Yen
		2012
		Carrying amount (Fair value)	Acquisition cost	Difference
Carrying amount exceeds cost	Equities	¥36,467	¥19,193	¥17,273
	Bonds	109,333	103,156	6,176
	Japanese government bonds	22,572	22,241	330
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	86,761	80,914	5,846
	Other	10,376	4,716	5,659

Sub-total		156,177	127,067	29,109

Carrying amount does not exceed cost	Equities	5,339	6,411	(1,071)
	Bonds	52,134	52,141	(7)
	Japanese government bonds	49,978	49,980	(2)
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	2,156	2,160	(4)
	Other	50,242	50,242	—

Sub-total		107,717	108,796	(1,078)

Total		¥263,894	¥235,863	¥28,030

		Thousands of U.S. Dollars
		2012
		Carrying amount (Fair value)	Acquisition cost	Difference
Carrying amount exceeds cost	Equities	$443,693	$233,531	$210,161
	Bonds	1,330,253	1,255,100	75,153
	Japanese government bonds	274,634	270,615	4,020
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	1,055,619	984,485	71,134
	Other	126,253	57,390	68,863

Sub-total		1,900,199	1,546,021	354,178

Carrying amount does not exceed cost	Equities	64,968	78,010	(13,042)
	Bonds	634,316	634,403	(86)
	Japanese government bonds	608,079	608,112	(33)
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	26,238	26,291	(53)
	Other	611,303	611,303	—

Sub-total		1,310,587	1,323,715	(13,128)

Total		$3,210,786	$2,869,736	$341,050

(4) Available-for-sale Securities as of March 31, 2011

		Millions of Yen
		2011
		Carrying amount (Fair value)	Acquisition cost	Difference
Carrying amount exceeds cost	Equities	¥22,824	¥15,762	¥7,062
	Bonds	317,387	311,496	5,891
	Japanese government bonds	243,476	242,898	577
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	73,911	68,597	5,313
	Other	13,876	6,779	7,097

Sub-total		354,089	334,037	20,051

Carrying amount does not exceed cost	Equities	7,450	10,296	(2,846)
	Bonds	838	859	(20)
	Japanese government bonds	—	—	—
	Japanese local government bonds	—	—	—
	Short-term corporate bonds	—	—	—
	Corporate bonds	838	859	(20)
	Other	30,014	30,014	—

Sub-total		38,303	41,170	(2,866)

Total		¥392,392	¥375,207	¥17,185

Note:	Carrying amount above represents the fair values determined based on the closing price at the fiscal year-end.

(5) Available-for-sale Securities sold during the year ended March 31, 2012 and 2011

	Millions of Yen
	2012
	Proceeds from sales	Total amount of gains on sales	Total amount of losses on sales
Equities	¥29,932	¥1,858	¥1,803
Bonds	91,584	492	—
Japanese government bonds	91,070	477	—
Japanese local government bonds	—	—	—
Short-term corporate bonds	—	—	—
Corporate bonds	514	15	—
Other	1,789	995	1

Total	¥123,307	¥3,346	¥1,804

	Millions of Yen
	2011
	Proceeds from sales	Total amount of gains on sales	Total amount of losses on sales
Equities	¥39,944	¥11,244	¥1,225
Bonds	265,768	121	7
Japanese government bonds	265,768	121	7
Japanese local government bonds	—	—	—
Short-term corporate bonds	—	—	—
Corporate bonds	—	—	—
Other	36,547	1,205	86

Total	¥342,260	¥12,571	¥1,319

	Thousands of U.S. Dollars
	2012
	Proceeds from sales	Total amount of gains on sales	Total amount of losses on sales
Equities	$364,191	$22,614	$21,941
Bonds	1,114,308	5,994	—
Japanese government bonds	1,108,054	5,809	—
Japanese local government bonds	—	—	—
Short-term corporate bonds	—	—	—
Corporate bonds	6,254	185	—
Other	21,778	12,108	18

Total	$1,500,278	$40,717	$21,959

(6) Change in Classification of Securities

Reclassification from held-to-maturity debt securities to available-for-sale securities due to deterioration of issuers’ creditworthiness amounted to ¥2,460 million for the year ended March 31, 2011.

(b) Money Held in Trust

(1) Money Held in Trust for the Purpose of Investment

	Millions of Yen
	2012
	Carrying amount	Net unrealized gain on the consolidated statements of income
Money held in trust for the purpose of investment	¥43	¥4

	Millions of Yen
	2011
	Carrying amount	Net unrealized loss on the consolidated statements of income
Money held in trust for the purpose of investment	¥38	¥(1)

	Thousands of U.S. Dollars
	2012
	Carrying amount	Net unrealized gain on the consolidated statements of income
Money held in trust for the purpose of investment	$527	$58

(2) Other (other than for the purpose of investment and held to maturity)

	Millions of Yen
	2012
	Carrying amount	Acquisition cost	Unrealized gains (losses)
			Net	Carrying amount exceeds cost	(Carrying amount does not exceed cost)
Other money held in trust	¥24,379	¥21,470	¥2,909	¥2,909	¥—

	Millions of Yen
	2011
	Carrying amount	Acquisition cost	Unrealized gains (losses)
			Net	Carrying amount exceeds cost	(Carrying amount does not exceed cost)
Other money held in trust	¥24,781	¥21,834	¥2,946	¥2,968	¥(21)

	Thousands of U.S. Dollars
	2012
	Carrying amount	Acquisition cost	Unrealized gains (losses)
			Net	Carrying amount exceeds cost	(Carrying amount does not exceed cost)
Other money held in trust	$296,627	$261,233	$35,394	$35,394	$—

(c) Unrealized Gain on Available-for-sale Securities

The breakdown of unrealized gain on available-for-sale securities is as follows:

	Millions of Yen		Thousands of U.S. Dollars
	2012	2011	2012
Unrealized gain on
available-for-sale securities	¥26,159	¥14,352	$318,276
Other money held in trust	2,909	2,946	35,394
Deferred tax liabilities	(7,052)	(4,136)	(85,803)

Unrealized gain on available-for-sale securities before interest adjustments	22,015	13,161	267,867

Amount corresponding to minority interests	2,695	14	32,798
DBJ Inc.’s interest in net unrealized gain on available-for-sale securities held by affiliates accounted for by the equity method	(7)	(6)	(88)

Unrealized gain on available-for-sale securities, net of taxes	¥19,313	¥13,169	$234,981

Note:	Unrealized gain includes foreign currency translation adjustments on non-marketable securities denominated in foreign currency.

31. RELATED PARTY TRANSACTIONS

Related party transactions for the years ended March 31, 2012 and 2011 are as follows:

				Amounts of the transactions		Balance at March 31, 2012
Related party	Category	Description	Account item	Millions of Yen	Thousands of U.S. Dollars	Millions of Yen	Thousands of U.S. Dollars
Finance Minister	Shareholder	Subscription of capital increase*[1]	—	¥6,594	$80,229	¥—	$—

		Borrowings*[2]	Borrowed money	500,000	6,083,465	4,577,285	55,691,512
		Repayments		789,299	9,603,350

		Payment for interest	Accrued expenses	68,915	838,489	17,299	210,486

		Guarantees*[3]	—	2,257,667	27,468,883	—	—

*1.	It consists of subscription due to redemption of government compensation bonds in an amount of ¥6,170 million ($75,070 thousand) and subscription for third party allotment of capital increase (¥50,000 per share) in an amount of ¥424 million ($5,159 thousand).
*2.	DBJ Inc. has borrowed from the fiscal investment and loan program funds, and applied interest rates for fiscal investment and loan. The last redemption period is January 20, 2032 without putting up collateral.
*3.	The Guarantees are for debentures issued by DBJ Inc. free of guarantee charge.
*4.	According to Article 2, item 5 of the Japan Finance Corporation Act, DBJ Inc. has borrowed ¥3,711,361 million ($45,155,871 thousand) from Japan Finance Corporation relating to the crisis response business.

				Amounts of the transactions	Balance at March 31, 2011
Related party	Category	Description	Account item	Millions of Yen	Millions of Yen
Finance Minister	Shareholder	Borrowings*[1]	Borrowed money	¥300,000	¥4,866,584
		Repayments		836,315

		Payment for interest	Accrued expenses	78,916	18,434

		Guarantees*[2]	—	2,164,887	—

*1.	DBJ Inc. has borrowed from the fiscal investment and loan program funds, and applied interest rates for fiscal investment and loan. The last redemption period is November 20, 2030 without putting up collateral.
*2.	The Guarantees are for debentures issued by DBJ Inc. free of guarantee charge.
*3.	According to Article 2, item 5 of the Japan Finance Corporation Act, DBJ Inc. has borrowed ¥3,035,757 million from Japan Finance Corporation relating to the crisis response business. In the year ended March 31, 2011, DBJ Inc. implemented early redemption in an amount of ¥307,520 million to Japan Finance Corporation and recognized early redemption charges in an amount of ¥8,881 million in the consolidated statements of income for the year ended March 31, 2011.

32. SUBSEQUENT EVENT

On June 28, 2012, the shareholders meeting resolved the following appropriations of retained earnings. After that, the timing and amounts for dividends were authorized by the Finance Minister on the same day:

Appropriations of Retained earnings as of March 31, 2012

	Millions of Yen	Thousands of U.S. Dollars
Year-end cash dividends-Common stock (¥856-$10.41 per share)	¥37,349	$454,426

SUPPLEMENTAL INFORMATION OF DEVELOPMENT BANK OF JAPAN INC.

Outstanding Bonds

Yen amounts in millions
Guaranteed foreign bonds as of March 31, 2012

Floating rate Dollar obligations
Guaranteed Bonds due 2014 $350,000,000 issued in 2009	¥28,767

Subtotal	¥28,767

Fixed rate Dollar obligations
Guaranteed Bonds due 2015 $1,000,000,000 issued in 2010	¥82,190
Guaranteed Bonds due 2016 $500,000,000 issued in 2011	¥41,095
Guaranteed Bonds due 2016 $1,000,000,000 issued in 2011	¥82,190
Guaranteed Bonds due 2016 $500,000,000 issued in 2012	¥41,095

Subtotal	¥246,570
Total	¥275,337

Non-guaranteed foreign bonds as of March 31, 2012

Floating rate Dollar obligations
Non-guaranteed Bonds due 2014 $10,000,000 issued in 2009	¥822
Non-guaranteed Bonds due 2014 $30,000,000 issued in 2009	¥2,466
Non-guaranteed Bonds due 2014 $10,000,000 issued in 2009	¥822
Non-guaranteed Bonds due 2012 $50,000,000 issued in 2009	¥4,110
Non-guaranteed Bonds due 2013 $20,000,000 issued in 2009	¥1,644
Non-guaranteed Bonds due 2013 $20,000,000 issued in 2009	¥1,644
Non-guaranteed Bonds due 2015 $5,000,000 issued in 2010	¥411
Non-guaranteed Bonds due 2013 $40,000,000 issued in 2010	¥3,288
Non-guaranteed Bonds due 2013 $20,000,000 issued in 2010	¥1,644
Non-guaranteed Bonds due 2015 $50,000,000 issued in 2010	¥4,110
Non-guaranteed Bonds due 2015 $50,000,000 issued in 2010	¥4,110
Non-guaranteed Bonds due 2015 $50,000,000 issued in 2010	¥4,110
Non-guaranteed Bonds due 2014 $20,000,000 issued in 2011	¥1,644
Non-guaranteed Bonds due 2016 $20,000,000 issued in 2011	¥1,644
Non-guaranteed Bonds due 2016 $30,000,000 issued in 2011	¥2,466
Non-guaranteed Bonds due 2016 $20,000,000 issued in 2011	¥1,644
Non-guaranteed Bonds due 2016 $20,000,000 issued in 2011	¥1,644
Non-guaranteed Bonds due 2016 $20,000,000 issued in 2011	¥1,644
Non-guaranteed Bonds due 2018 $20,000,000 issued in 2011	¥1,644
Non-guaranteed Bonds due 2018 $10,000,000 issued in 2011	¥822

Subtotal	¥42,328

Floating rate Japanese yen obligations
Non-guaranteed Bonds due 2014 ¥5,000,000,000 issued in 2009	¥5,000

Subtotal	¥5,000
Total	¥47,328

Total foreign bonds	¥322,664

		Yen amounts in millions
Guaranteed domestic bonds as of March 31, 2012

Fixed rate Japanese yen obligations
Guaranteed Bonds due 2018 ¥30,000,000,000 issued in 2008	1.6%	¥30,000
Guaranteed Bonds due 2018 ¥30,000,000,000 issued in 2008	1.4%	¥30,000
Guaranteed Bonds due 2023 ¥30,000,000,000 issued in 2008	2.1%	¥30,000
Guaranteed Bonds due 2024 ¥30,000,000,000 issued in 2009	1.8%	¥30,000
Guaranteed Bonds due 2019 ¥50,000,000,000 issued in 2009	1.4%	¥50,000
Guaranteed Bonds due 2019 ¥50,000,000,000 issued in 2009	1.2%	¥50,000
Guaranteed Bonds due 2020 ¥50,000,000,000 issued in 2010	1.4%	¥50,000
Guaranteed Bonds due 2016 ¥30,000,000,000 issued in 2010	0.4%	¥30,000
Guaranteed Bonds due 2020 ¥50,000,000,000 issued in 2010	1.1%	¥50,000
Guaranteed Bonds due 2017 ¥30,000,000,000 issued in 2011	0.5%	¥30,000
Guaranteed Bonds due 2021 ¥50,000,000,000 issued in 2011	1.0%	¥50,000
Guaranteed Bonds due 2017 ¥30,000,000,000 issued in 2011	0.4%	¥30,000
Guaranteed Bonds due 2018 ¥20,000,000,000 issued in 2012	0.4%	¥20,000
Guaranteed Bonds due 2022 ¥50,000,000,000 issued in 2012	0.9%	¥50,000

Subtotal		¥530,000

4. Non-guaranteed domestic bonds as of March 31, 2012

(1) Fixed rate Japanese yen obligations
Non-guaranteed Bonds due 2013 ¥24,000,000,000 issued in 2008	1.367%	¥24,000
Non-guaranteed Bonds due 2012 ¥40,000,000,000 issued in 2009	0.880%	¥40,000
Non-guaranteed Bonds due 2014 ¥40,000,000,000 issued in 2009	1.158%	¥40,000
Non-guaranteed Bonds due 2019 ¥10,000,000,000 issued in 2009	1.745%	¥10,000
Non-guaranteed Bonds due 2014 ¥10,000,000,000 issued in 2009	0.847%	¥10,000
Non-guaranteed Bonds due 2012 ¥20,000,000,000 issued in 2009	0.502%	¥20,000
Non-guaranteed Bonds due 2014 ¥20,000,000,000 issued in 2009	0.774%	¥20,000
Non-guaranteed Bonds due 2013 ¥20,000,000,000 issued in 2010	0.330%	¥20,000
Non-guaranteed Bonds due 2015 ¥20,000,000,000 issued in 2010	0.627%	¥20,000
Non-guaranteed Bonds due 2013 ¥20,000,000,000 issued in 2010	0.247%	¥20,000
Non-guaranteed Bonds due 2015 ¥20,000,000,000 issued in 2010	0.336%	¥20,000
Non-guaranteed Bonds due 2014 ¥30,000,000,000 issued in 2011	0.460%	¥30,000
Non-guaranteed Bonds due 2016 ¥30,000,000,000 issued in 2011	0.711%	¥30,000
Non-guaranteed Bonds due 2015 ¥10,000,000,000 issued in 2011	0.480%	¥10,000
Non-guaranteed Bonds due 2013 ¥10,000,000,000 issued in 2011	0.285%	¥10,000
Non-guaranteed Bonds due 2014 ¥20,000,000,000 issued in 2011	0.298%	¥20,000
Non-guaranteed Bonds due 2016 ¥20,000,000,000 issued in 2011	0.476%	¥20,000
Non-guaranteed Bonds due 2018 ¥10,000,000,000 issued in 2011	0.636%	¥10,000
Non-guaranteed Bonds due 2014 ¥20,000,000,000 issued in 2011	0.283%	¥20,000
Non-guaranteed Bonds due 2016 ¥20,000,000,000 issued in 2011	0.445%	¥20,000
Non-guaranteed Bonds due 2015 ¥20,000,000,000 issued in 2012	0.313%	¥20,000
Non-guaranteed Bonds due 2017 ¥40,000,000,000 issued in 2012	0.460%	¥40,000
Non-guaranteed Bonds due 2014 ¥10,000,000,000 issued in 2012	0.241%	¥10,000
Non-guaranteed Bonds due 2019 ¥10,000,000,000 issued in 2012	0.692%	¥10,000

Subtotal		¥494,000
Total domestic bonds		¥1,024,000

Total bonds		¥1,346,664

(1)	The actual foreign currency amounts of obligations are set forth in parentheses (in thousands of units of foreign currency) for foreign borrowings. Translations of actual foreign currency amounts into yen amounts have been made in accordance with the method stated in Note 1 of “Notes to Consolidated Financial Statements”.

Outstanding Bonds of the Predecessor

		Yen amounts in millions
Guaranteed foreign bonds as of March 31, 2012

Fixed rate Dollar obligations
Guaranteed Bonds due 2015 $700,000,000 issued in 2005	4.25%	¥57,533
Guaranteed Bonds due 2017 $900,000,000 issued in 2007	5 1/8%	¥73,971

Subtotal		¥131,504

Fixed rate Japanese yen obligations
Guaranteed Bonds due 2028 ¥25,000,000,000 issued in 1998	1.81%	¥25,000
Guaranteed Bonds due 2012 ¥75,000,000,000 issued in 2002	1.40%	¥75,000
Guaranteed Bonds due 2022 ¥75,000,000,000 issued in 2002	1.70%	¥75,000
Guaranteed Bonds due 2022 ¥30,000,000,000 issued in 2003	1.70%	¥30,000
Guaranteed Bonds due 2023 ¥75,000,000,000 issued in 2003	1.05%	¥75,000
Guaranteed Bonds due 2014 ¥75,000,000,000 issued in 2004	1.60%	¥75,000
Guaranteed Bonds due 2026 ¥50,000,000,000 issued in 2006	2.30%	¥50,000
Guaranteed Bonds due 2026 ¥25,000,000,000 issued in 2006	2.30%	¥25,000
Guaranteed Bonds due 2017 ¥75,000,000,000 issued in 2007	1.75%	¥75,000

Subtotal		¥505,000

Fixed rate Euro obligations
Guaranteed Bonds due 2027 EUR700,000,000 issued in 2007	4.75%	¥76,860

Subtotal		¥76,860
Total		¥713,364

Non-guaranteed foreign bonds as of March 31, 2012

Fixed rate Japanese yen obligations
Non-guaranteed Bonds due 2012 ¥50,000,000,000 issued in 2007	1.65%	¥50,000
Non-guaranteed Bonds due 2023 ¥2,000,000,000 issued in 2008	2.032%	¥2,000

Subtotal		¥52,000
Total		¥52,000

Total foreign bonds		¥765,364

Guaranteed domestic bonds as of March 31, 2012

Fixed rate Japanese yen obligations
Guaranteed Bonds due 2013 ¥50,000,000,000 issued in 2003	0.8%	¥50,000
Guaranteed Bonds due 2014 ¥30,000,000,000 issued in 2004	1.3%	¥30,000
Guaranteed Bonds due 2014 ¥30,000,000,000 issued in 2004	1.8%	¥30,000
Guaranteed Bonds due 2015 ¥20,000,000,000 issued in 2005	1.3%	¥20,000
Guaranteed Bonds due 2015 ¥30,000,000,000 issued in 2005	1.4%	¥30,000
Guaranteed Bonds due 2016 ¥13,000,000,000 issued in 2006	1.6%	¥13,000
Guaranteed Bonds due 2021 ¥30,000,000,000 issued in 2006	2.1%	¥30,000
Guaranteed Bonds due 2016 ¥50,000,000,000 issued in 2006	2.0%	¥50,000
Guaranteed Bonds due 2021 ¥30,000,000,000 issued in 2006	2.1%	¥30,000
Guaranteed Bonds due 2021 ¥30,000,000,000 issued in 2006	2.0%	¥30,000
Guaranteed Bonds due 2017 ¥50,000,000,000 issued in 2007	1.8%	¥50,000
Guaranteed Bonds due 2022 ¥30,000,000,000 issued in 2007	2.1%	¥30,000
Guaranteed Bonds due 2017 ¥50,000,000,000 issued in 2007	1.9%	¥50,000
Guaranteed Bonds due 2022 ¥30,000,000,000 issued in 2007	2.1%	¥30,000
Guaranteed Bonds due 2022 ¥30,000,000,000 issued in 2007	2.0%	¥30,000
Guaranteed Bonds due 2018 ¥50,000,000,000 issued in 2008	1.6%	¥50,000
Guaranteed Bonds due 2023 ¥30,000,000,000 issued in 2008	2.2%	¥30,000
Guaranteed Bonds due 2018 ¥50,000,000,000 issued in 2008	1.6%	¥50,000

Subtotal		¥633,000

		Yen amounts in millions
Non-guaranteed domestic bonds as of March 31, 2012

Fixed rate Japanese yen obligations
Non-guaranteed Bonds due 2012 ¥50,000,000,000 issued in 2002	1.23%	¥50,000
Non-guaranteed Bonds due 2013 ¥60,000,000,000 issued in 2003	0.78%	¥60,000
Non-guaranteed Bonds due 2013 ¥50,000,000,000 issued in 2003	1.58%	¥50,000
Non-guaranteed Bonds due 2018 ¥10,000,000,000 issued in 2003	1.83%	¥10,000
Non-guaranteed Bonds due 2014 ¥50,000,000,000 issued in 2004	1.59%	¥50,000
Non-guaranteed Bonds due 2014 ¥50,000,000,000 issued in 2004	1.52%	¥50,000
Non-guaranteed Bonds due 2015 ¥50,000,000,000 issued in 2005	1.40%	¥50,000
Non-guaranteed Bonds due 2020 ¥10,000,000,000 issued in 2005	1.70%	¥10,000
Non-guaranteed Bonds due 2015 ¥40,000,000,000 issued in 2005	1.65%	¥40,000
Non-guaranteed Bonds due 2016 ¥20,000,000,000 issued in 2006	1.98%	¥20,000
Non-guaranteed Bonds due 2016 ¥20,000,000,000 issued in 2007	1.86%	¥20,000
Non-guaranteed Bonds due 2019 ¥10,000,000,000 issued in 2007	1.93%	¥10,000
Non-guaranteed Bonds due 2036 ¥20,000,000,000 issued in 2007	2.63%	¥20,000
Non-guaranteed Bonds due 2017 ¥25,000,000,000 issued in 2007	1.80%	¥25,000
Non-guaranteed Bonds due 2037 ¥15,000,000,000 issued in 2007	2.67%	¥15,000
Non-guaranteed Bonds due 2047 ¥20,000,000,000 issued in 2007	2.74%	¥20,000
Non-guaranteed Bonds due 2027 ¥10,000,000,000 issued in 2007	2.23%	¥10,000
Non-guaranteed Bonds due 2014 ¥10,000,000,000 issued in 2007	1.55%	¥10,000
Non-guaranteed Bonds due 2012 ¥20,000,000,000 issued in 2007	1.27%	¥20,000
Non-guaranteed Bonds due 2017 ¥20,000,000,000 issued in 2007	1.75%	¥20,000
Non-guaranteed Bonds due 2012 ¥20,000,000,000 issued in 2007	1.22%	¥20,000
Non-guaranteed Bonds due 2017 ¥20,000,000,000 issued in 2007	1.73%	¥20,000
Non-guaranteed Bonds due 2027 ¥10,000,000,000 issued in 2007	2.25%	¥10,000
Non-guaranteed Bonds due 2013 ¥20,000,000,000 issued in 2008	1.10%	¥20,000
Non-guaranteed Bonds due 2017 ¥10,000,000,000 issued in 2008	1.63%	¥10,000
Non-guaranteed Bonds due 2013 ¥50,000,000,000 issued in 2008	1.11%	¥50,000
Non-guaranteed Bonds due 2018 ¥30,000,000,000 issued in 2008	1.69%	¥30,000
Non-guaranteed Bonds due 2014 ¥20,000,000,000 issued in 2008	1.57%	¥20,000
Non-guaranteed Bonds due 2020 ¥10,000,000,000 issued in 2008	2.13%	¥10,000
Non-guaranteed Bonds due 2013 ¥50,000,000,000 issued in 2008	1.41%	¥50,000
Non-guaranteed Bonds due 2018 ¥30,000,000,000 issued in 2008	1.84%	¥30,000

Subtotal		¥830,000
Total domestic bonds		¥1,463,000

Total bonds		¥2,228,364

(1)	The actual foreign currency amounts of obligations are set forth in parentheses (in thousands of units of foreign currency) for foreign borrowings. Translations of U.S. dollar amounts into yen amounts have been made in accordance with the method stated in Note 1 of “Notes to Consolidated Financial Statements”. Translations of Euro amounts into yen amounts have been made at the rate of ¥109.80 = EUR1.00, the effective exchange rate prevailing as of March 31, 2012.
(2)	These bonds have put options which can be exercised by investors in 2013, 2018 and 2023.